UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Phillips 66

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March 29, 2019

To My Fellow Shareholders:

The Board of Directors and executive leadership team cordially invite you to attend the 2019 Annual Meeting of Shareholders to be held at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042, on Wednesday, May 8 at 9:00 a.m. Central Daylight Time. You will find information regarding the matters to be voted on at the meeting in the attached proxy statement.

Executing on strategy. Phillips 66 had a record-setting year in 2018. We generated earnings of $5.6 billion and earnings per share of $11.80. We also increased our dividend payment by 14 percent and returned over $6 billion to shareholders through dividends and share repurchases.

Our integrated supply network enabled us to source advantaged crude feedstocks, yielding strong margins in Refining. Our Midstream business saw the benefit of value-enhancing capital projects completed over the past two years. In Marketing and Specialties, we captured solid margins through efficient off-take of our refining production. We also continued to enhance our U.S. fuel brands through the re-imaging of sites. And in Chemicals, 2018 results reflect the completion of Chevron Phillips Chemical Company’s $6 billion U.S. Gulf Coast Petrochemical Project and the successful start-up of its world scale ethane cracker.

Our corporate strategy remains unchanged and clear—we aim to deliver profitable growth, enhance returns on capital, and grow shareholder distributions, while focusing on strong operating excellence and continuing as a high-performing organization. We believe our results in 2018 reflect our success in executing this strategy. Our progress was achieved through the efforts of our 14,200 employees and with continued industry-leading safety performance.

Corporate Responsibility and Sustainability. We are committed to safely and responsibly carrying out our vision of providing energy and improving lives. We continue to invest in our communities through matching gifts and volunteer grants, as well as programs that encourage STEM curriculum and scholarship opportunities. We also provide technical and managerial training to develop our employees. In 2018, we invested over $900 million to fund reliability, safety and environmental projects.

Engaging with shareholders. We continued our investor outreach in 2018, meeting with shareholders representing over one-third of our shares outstanding to discuss our strategy, governance practices, executive compensation and sustainability. The input we received continues to be incorporated into our Board’s deliberations and decision making. In response to investor feedback, our Board formalized its commitment to seeking diverse candidates when searching for new directors within our Corporate Governance Guidelines.

Your vote is very important. Whether or not you plan to attend the annual meeting, and no matter how many shares you own, we encourage you to vote promptly. You may vote by telephone or over the Internet, or by completing, signing, dating and returning the enclosed proxy card or voting instruction form if you requested to receive printed proxy materials.

I look forward to sharing more about your company when we gather for our annual meeting on May 8.

In safety, honor and commitment,

Greg C. Garland Chairman of the Board and Chief Executive Officer

Supporting Literacy in the Communities Where We Work and Live

For nearly six years, Phillips 66 and the Barbara Bush Houston Literacy Foundation have shared a vision:

Improve lives through the power of literacy.

Weeks before her passing, the former first lady challenged her foundation to find a way to transform a local library into a place where children and their families could bond through reading.

In partnership with Phillips 66, the foundation presented the Harris County Public Library system with a $200,000 donation in June 2018 to fund Family Place Libraries at eight Houston-area branches.

“Phillips 66 is truly a point of light for other businesses to follow,” said Julie Baker Finck, president of the Barbara Bush Houston Literacy Foundation. “It has been a critical partner since the foundation was formed by the Bush family, and its support has led to the creation of several signature literacy programs that have already increased literacy rates among children in our city.”

Family Place Libraries are part of a nationwide initiative to transform spaces within libraries into community centers for literacy, with special focus on early-childhood development. In addition to a dedicated physical space, the libraries and staff benefit from specialized training and programs geared toward toddlers and their parents.

“We are delighted to honor the legacy of Barbara Bush and pay tribute to her in such a special way,” said Phillips 66 Chairman and CEO Greg Garland, who also serves on the foundation’s board of directors.

Phillips 66 has donated nearly $3.5 million since the foundation’s inception in 2013, and employee volunteers have contributed many hours reading to area schoolchildren.

Bush believed literacy could empower people to succeed. The Barbara Bush Houston Literacy Foundation was established by Neil and Maria Bush, the former first couple’s son and daughter-in-law, to advance her literacy legacy in the nation’s fourth-largest city.

Houston ranked 70th in literacy among more than 80 of the most populous U.S. cities in a recent survey, and the foundation estimates that 60 percent of area children entering kindergarten each year lack requisite reading skills.

Bush did not live to see the Family Place Libraries realized, dying April 17, 2018, at home in Houston at 92. Her husband of 73 years, former President George H. W. Bush, died November 30.

Her vision, however, lives on.

“Barbara Bush provided clear vision and strong leadership for literacy,” Garland said. “We must be sure to uphold her vision across Houston and the United States.”

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time:  May 8, 2019 at 9:00 a.m. Central Daylight Time

Meeting Place:  The Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042

To Phillips 66 Shareholders:  Phillips 66 will hold its 2019 Annual Meeting of Shareholders on Wednesday, May 8, 2019, at 9:00 a.m. Central Daylight Time at the Houston Marriott Westchase at 2900 Briarpark Drive, Houston, Texas, 77042. At the meeting, shareholders will be asked to consider and vote upon the following proposals:

	Items to be voted on	Board voting recommendation
Proposal 1	Election of four directors to serve a term expiring in 2022	FOR each nominee
Proposal 2	Advisory vote to ratify the appointment of Ernst & Young LLP as independent auditor for 2019	FOR
Proposal 3	Advisory vote to approve executive compensation	FOR
Proposal 4	Advisory vote to approve frequency of future votes on executive compensation	ANNUALLY
Proposal 5	One shareholder proposal, if properly presented	AGAINST

In addition, we will transact any other business properly presented at the meeting, including any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Who can vote:  Shareholders at the close of business on March 11, 2019 (the record date). Each share of common stock is entitled to one vote for each director and one vote for each other proposal.

Your vote is important.  Even if you plan to attend our Annual Meeting in person, please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible. We encourage you to submit your proxy as soon as possible by Internet, by telephone, or by signing, dating and returning all proxy cards or instruction forms provided to you.

Please see ABOUT THE ANNUAL MEETING for information about voting.

By Order of the Board of Directors

Paula A. Johnson

Corporate Secretary

March 29, 2019

The Company will provide the Notice of Internet Availability, electronic delivery of the proxy materials or mailing of the 2019 Proxy Statement, the 2018 Annual Report on Form 10-K and a proxy card to shareholders beginning on March 29, 2019.

2019 PROXY STATEMENT    1

2    2019 PROXY STATEMENT

PROXY SUMMARY

This summary contains highlights about Phillips 66 and the upcoming 2019 Annual Meeting of Shareholders. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the proxy statement before voting.

Your Company

Phillips 66 is a diversified energy manufacturing and logistics company. With a unique portfolio of assets in the midstream, chemicals, refining, and marketing and specialties businesses, the Company processes, transports, stores and markets fuels and products globally. Our industry is vitally important to the world-wide economy. Fossil fuels, particularly oil and natural gas, are the world’s primary energy source and are expected to remain so for decades to come. These sources are abundant and reliable, affordable and efficient. Phillips 66’s vision is to provide energy and improve lives through operating excellence, delivering energy safely, efficiently and sustainably. We improve lives by responsibly providing energy products that are essential for a high standard of living and health throughout the world.

2018 Performance Highlights

*	TRR is total recordable rate.
**	Export expansion increase is since January 1, 2017.

Board Nominees

A top priority of the Board and the Nominating and Governance Committee is to ensure that the Board consists of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience, and backgrounds, and effectively represent the long-term interests of shareholders. The Nominating Committee regularly reviews the composition of the Board and the evolving needs of the Company’s businesses to ensure the Board reflects a range of talents, ages, skills, experiences, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the Company’s strategic and operational objectives.

2019 PROXY STATEMENT    3

PROXY SUMMARY

The following table provides summary information about each director nominee. For more information about our directors, see PROPOSAL 1: ELECTION OF DIRECTORS.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships

Greg C. Garland	61	2012	Chairman and Chief Executive Officer, Phillips 66		Executive (Chair)

Gary K. Adams	68	2016	Retired Chief Advisor of Chemicals for IHSMarkit	✓	Human Resources and Compensation Public Policy

John E. Lowe	60	2012	Non-Executive Chairman, Apache Corporation	✓	Executive, Audit and Finance, Public Policy (Chair)

Denise L. Ramos	62	2016	Retired Chief Executive Officer and President, ITT Inc.	✓	Audit and Finance, Nominating and Governance, Public Policy

Governance and Board Highlights

We recognize that strong corporate governance contributes to long-term shareholder value. We are committed to sound governance practices, including those described below. Our Board regularly reviews evolving corporate governance best practices, changing regulatory requirements, and feedback from shareholders, and makes changes it believes are in the best interest of the Company and its shareholders. For example, in 2018 our Board amended the Company’s Corporate Governance Guidelines to include the Board’s commitment to ensuring a diverse slate of candidates in any searches for new Board members.

Independence	Best Practices

•   Eight out of nine directors are independent

•   Strong independent Lead Director with clearly delineated duties

•   All standing committees other than Executive Committee composed entirely of independent directors

•   Regular executive sessions of independent directors

•   Board and committees may hire outside advisors independent of management

•   Active shareholder engagement process

•   Diverse Board in terms of gender, skills and qualifications

•   Commitment to diverse candidate pools

•   Risk oversight by the full Board and committees

•   Commitment to sustainability and social responsibility

•   Stock ownership guidelines for executives and directors

•   Prohibition on pledging and hedging of Company stock

Accountability	Shareholder Rights

•   Majority voting with director resignation policy (plurality voting in contested elections)

•   Annual Board and committee self-evaluations

•   Annual evaluation of CEO by independent directors

•   Clawback policy that applies to short and long-term incentive plans

• 3%—3 year—20% proxy access for shareholders • No poison pill • One-share, one-vote standard

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PROXY SUMMARY

Board Composition Highlights

33% of Directors are Women	Tenure	8 of 9 Directors Independent	5 Directors with Public Company CEO Experience

Executive Compensation Highlights

Our compensation philosophy remains unchanged. The Company’s ability to provide sustainable value is driven by superior individual performance, and employees are motivated to perform at their highest levels when performance-based pay represents a significant portion of their compensation. Our programs have also remained consistent. We continue to link compensation to Company performance and use metrics that we believe will provide long-term shareholder value. Additionally, we align the interests of our executives with our shareholders. Below is a summary of the compensation best practices we follow:

✓ Target the majority of named executive officer (NEO) compensation to be performance-based
✓ Link NEO compensation to shareholder value creation by having a significant portion of compensation at risk
✓ Apply multiple performance metrics aligned with our corporate strategy to measure our performance
✓ Cap maximum payouts under our Variable Cash Incentive Program (VCIP) and equity programs
✓ Employ a “double trigger” for severance benefits and equity awards under our Key Employee Change in Control Severance Plan
✓ Include absolute and relative metrics in our Long-Term Incentives (LTI) programs
✓ Maintain stock ownership guidelines for executives—CEO 6x base salary; other NEOs 3-5x base salary
✓ Balance, monitor and manage compensation risk through regular assessments and robust clawback provisions
✓ Have extended vesting periods on stock awards, with a minimum one-year vesting period required for stock and stock option awards
✓ Maintain a fully independent Compensation Committee
✓ Retain an independent compensation consultant
✓ Hold a Say-on-Pay vote annually

2019 PROXY STATEMENT    5

PROXY SUMMARY

In 2018, a significant portion of our named executive officers’ target compensation continued to be performance-based. The charts below give an overview of the components of 2018 target compensation for our CEO and all other named executive officers. The amounts that the executives ultimately earn or are paid out for each component, other than the base salaries, are tied to achievement of specific performance metrics or to the Company’s share price, as more fully described in the COMPENSATION DISCUSSION AND ANALYSIS.

CEO Target Mix

-

Other NEO Target Mix

Corporate Responsibility and Sustainability

Our vision is to provide energy in ways that improve lives, and we back that up with our core Company values of safety, honor and commitment. Operational, economic, social and environmental sustainability is at the heart of how we deliver on our vision. By maintaining strong operating excellence, we are committed to safety, reliability and environmental stewardship while protecting shareholder value. We also are committed to achieving a high-performing organization that is focused on inclusion and diversity as well as building community through volunteerism, financial support, and engagement, including community awareness and education. More information about our areas of focus: Investing in our People, Health and Safety, Environmental Performance, and Strengthening Communities, can be found in the CORPORATE RESPONSIBILITY AND SUSTAINABILITY section of this proxy statement.

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PROPOSAL 1: ELECTION OF DIRECTORS

Our governing documents provide that directors are divided into three classes, with one class being elected each year for a three-year term. Based on the recommendation of the Nominating and Governance Committee, the Board has nominated each of the director nominees set forth below to stand for re-election. The term for the directors to be elected this year will expire at the annual meeting of shareholders held in 2022.

Each nominee requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES:

•	Greg C. Garland

•	Gary K. Adams

•	John E. Lowe

•	Denise L. Ramos

Our Board of Directors

Each of our directors is elected to serve until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Any director vacancies created between annual shareholder meetings (such as by a current director’s death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which he or she has been appointed expires. If a vacancy results from an action of our shareholders, only our shareholders would be entitled to elect a successor.

Director Biographies

Set forth below is information as of March 11, 2019, regarding the nominees for election. We have provided the most significant experiences, qualifications, attributes, or skills that led to the conclusion that each director or director nominee should serve as one of our directors in light of our business and structure. No family relationship exists among any of our directors, director nominees, or executive officers. There is no arrangement between any director or director nominee and any other person pursuant to which he or she was or is to be selected as a director or director nominee.

Director Nominees

The following four directors will seek election at this year’s annual meeting for a term expiring in 2022.

Greg C. Garland Age 61 Director since 2012 Board Committees: Executive (Chair)

•   Chairman and CEO of Phillips 66 since 2012

•   Senior Vice President, Exploration and Production-Americas for ConocoPhillips from 2010 to 2012

•   President and CEO of Chevron Phillips Chemical Company LLC (CPChem) from 2008 to 2010

•   Senior Vice President, Planning and Specialty Products, CPChem, from 2000 to 2008

•   Director of Amgen Inc. since 2013

•   Director of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, since 2013

Qualifications: Mr. Garland has extensive knowledge of all aspects of our business. Through his years of service with the Company and more than 35 years of experience in the energy industry, Mr. Garland is well qualified to serve both as a director and Chairman of the Board.

2019 PROXY STATEMENT    7

PROPOSAL 1: ELECTION OF DIRECTORS

Gary K. Adams Age 68 Director since 2016 Board Committees: Human Resources and Compensation, Public Policy

•   Chief Advisor—Chemicals for IHSMarkit from 2011 to 2017

•   President, CEO and Chairman of the Board of Chemical Market Associates Inc. (CMAI) from 1997 until 2011

•   Director of Trecora Resources since 2012

•   Director of Westlake Chemical Partners LP from 2014 to 2016

•   Director of Phillips 66 Partners LP from 2013 to 2016

Qualifications: Mr. Adams has a lengthy tenure and extensive experience in the energy industry, including leadership experience with operating responsibilities as well as in-depth knowledge of the global chemicals market, including 15 years at Union Carbide in various positions.

John E. Lowe Age 60 Director since 2012 Board Committees: Audit and Finance, Public Policy (Chair), Executive

•   Assistant to the CEO of ConocoPhillips from 2008 until 2012

•   Executive Vice President, Exploration and Production of ConocoPhillips from 2007 to 2008

•   Executive Vice President, Commercial of ConocoPhillips from 2006 to 2007

•   Senior Executive Advisor to Tudor, Pickering, Holt & Co. since 2012

•   Director of TransCanada Corporation since 2015

•   Director of Apache Corporation since 2013 (Non-Executive Chairman since 2015)

•   Director of Agrium Inc. from 2010 to 2015

Qualifications: Mr. Lowe has over 30 years of experience in the oil and gas industry. In addition to relevant industry financial expertise, he has extensive experience identifying, assessing and minimizing risks faced by companies in the energy industry.

Denise L. Ramos Age 62 Director since 2016 Board Committees: Audit and Finance, Nominating and Governance, Public Policy

•   Chief Executive Officer, President and a director of ITT Inc., a diversified manufacturer of critical components and customized technology solutions, from 2011 to 2018

•   Senior Vice President and Chief Financial Officer of ITT from 2007 to 2011

•   Chief Financial Officer for Furniture Brands International from 2005 to 2007

•   Director of United Technologies Corporation since 2018

•   Director of Praxair, Inc. from 2014 to 2016

Qualifications: Ms. Ramos has extensive experience in the oil and gas industry through her more than 20 years in various finance positions at Atlantic Richfield Company (ARCO), as well as experience in retail and customer-centric industries. In addition to her financial expertise, she has extensive operational and manufacturing experience with industrial companies.

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PROPOSAL 1: ELECTION OF DIRECTORS

Directors Whose Terms Expire at the 2020 Annual Meeting

Glenn F. Tilton Lead Director Age 70 Director since 2012 Board Committees: Human Resources and Compensation, Nominating and Governance (Chair), Public Policy, Executive

•   Chairman of the Midwest of JPMorgan Chase & Co. from 2011 to 2014

•   Chairman, President and CEO of UAL Corporation, a holding company, and United Air Lines, Inc., an air transportation company and wholly-owned subsidiary of UAL Corporation, from 2002 to 2010

•   Director of Abbott Laboratories since 2017

•   Lead Director of AbbVie Inc. since 2013

•   Non-Executive Chairman of the Board of United Continental Holdings Inc. from 2010 to 2013

Qualifications: Mr. Tilton has strong management experience overseeing complex multinational businesses operating in highly regulated industries. He also has extensive experience in the energy industry through his more than 30 years in increasingly senior roles with Texaco Inc., including Chairman and CEO in 2001, as well as expertise in finance and capital markets matters.

Marna C.Whittington Age 71 Director since 2012 Board Committees: Human Resources and Compensation (Chair), Nominating and Governance, Public Policy, Executive

•   CEO of Allianz Global Investors Capital, a diversified global investment firm, from 2002 until 2012

•   Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011

•   Director of Macy’s, Inc. since 1993 and Lead Independent Director since 2015

•   Director of Oaktree Capital Group, LLC. since 2012

•   Director of Rohm & Haas Company from 1989 to 2009

Qualifications: Dr. Whittington has many years of leadership experience and expertise as a former senior executive in the investment management industry. She has extensive knowledge of and substantial experience in management, and in financial, investment and banking matters and provides valuable insight from her previous experience serving as a public company board member.

2019 PROXY STATEMENT    9

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Whose Terms Expire at the 2021 Annual Meeting

J. Brian Ferguson Age 64 Director since 2012 Board Committees: Audit and Finance (Chair), Nominating and Governance, Public Policy, Executive

•   Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, from 2002 to 2010

•   CEO of Eastman from 2002 to 2009

•   Director of Owens Corning since 2011

•   Director of NextEra Energy, Inc. from 2005 to 2013

Qualifications: Mr. Ferguson joined Eastman in 1977 and led several of its businesses in the U.S. and Asia, which, in addition to his Chairman and CEO roles, provides him with over 30 years of leadership experience in international business, industrial operations, strategic planning and capital raising strategies.

Harold W.McGraw III Age 70 Director since 2012 Board Committees: Human Resources and Compensation, Public Policy

•   Chairman Emeritus of S&P Global Inc. (previously McGraw Hill Financial) since 2015

•   Chairman of the Board of S&P Global from 1999 until 2015

•   President and Chief Executive Officer of S&P Global from 1998 to 2013

•   Honorary Chairman of the International Chamber of Commerce (ICC) since 2016

•   Chairman of the ICC from 2013 to 2016

•   Director of United Technologies Corporation since 2003

Qualifications: Mr. McGraw’s experience leading a large, global public company with a significant role in the financial reporting industry provides him with valuable global financial, corporate governance and operational expertise.

Victoria J. Tschinkel Age 71 Director since 2012 Board Committees: Audit and Finance, Public Policy

•   Chair of 1000 Friends of Florida, a non-profit to promote a sustainable Florida by building better communities and supporting preservation and restoration activities

•   State Director of the Florida Nature Conservancy from 2003 to 2006

•   Senior environmental consultant to Landers & Parsons, a Tallahassee, Florida law firm, from 1987 to 2002

•   Secretary of the Florida Department of Environmental Regulation from 1981 to 1987

•   Director of the National Fish and Wildlife Foundation, serving on the Gulf Benefits Committee

Qualifications: Ms. Tschinkel’s extensive environmental regulatory experience makes her well qualified to serve as a member of the Board. In addition, her relationships and experience working within the environmental community position her to advise the Board on the impact of our operations in sensitive areas.

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CORPORATE GOVERNANCE AT PHILLIPS 66

Phillips 66 is committed to effective corporate governance and high ethical standards. We believe that corporate governance, including our values of safety, honor and commitment, is the foundation for financial integrity, investor confidence and sustainable performance. Our values guide how our 14,200 employees conduct business every day and how the Board of Directors oversees and counsels management in the long-term interest of the Company and our shareholders. We continuously strive to meet our vision of providing energy and improving lives, guided by our four pillars of sustainability:

•	Operational Excellence

•	Environmental Commitment

•	Social Responsibility

•	Economic Performance

Our Board of Directors has adopted Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties. The Board reviews the Guidelines at least annually and updates them as necessary to reflect changing regulatory requirements, evolving best practices and input from shareholders and other stakeholders. In 2018, the Board amended the Guidelines to formalize its commitment to seeking diverse candidates in director searches. Our key corporate governance documents, including our Corporate Governance Guidelines, Charters of our Board’s committees, our By-Laws, and our Code of Business Ethics and Conduct, can be found on the Company’s website (www.phillips66.com) in the “Investors” section, under the “Corporate Governance” caption. We also disclose information about our environmental, social and governance (“ESG”) efforts on our website under the “Sustainability” caption. There, interested parties can find data and information on programs and projects that demonstrate how we fulfill our vision of providing energy and improving lives, including our Sustainability Report, our Inclusion and Diversity Brochure, and our report on managing risk and scenario planning for energy policy in the document entitled “Energy: Policy Risks and Disclosures.”

DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

Skills and Qualifications We Seek in Directors

In evaluating potential candidates for nomination to the Board, as well as evaluating the Board’s overall composition, the Nominating Committee and the Board consider several factors. All directors are expected to possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders. Directors also are expected to devote sufficient time and effort to their duties as a director.

The Nominating Committee believes that the Board should reflect a range of talents, ages, skills, experiences, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the Company’s strategic and operational objectives. The Board has committed to seeking women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, as part of the search process for new directors.

Board Composition Highlights

33% of Directors are Women	Tenure	8 of 9 Directors Independent	5 Directors with Public Company CEO Experience

2019 PROXY STATEMENT    11

CORPORATE GOVERNANCE AT PHILLIPS 66

The following are key skills and qualifications considered in evaluating director nominees and Board composition as a whole. The Board determined that a mix of these skills and qualifications provides the composition necessary to effectively oversee the Company’s execution of its strategy.

Board Refreshment

The Board strives to maintain an appropriate balance of tenure, turnover, diversity, skills and experience.

The Board does not maintain term limits, but our Governance Guidelines include a mandatory director retirement age of 75. As a relatively new company, the Board does not believe that term limits currently are necessary. Additionally, the Board believes that continuity of service can provide stability and valuable insight, based on experience and understanding of the Company. The average tenure of all of our directors is 6 years and the average age of all of our directors is 66 years.

The Board ensures refreshment and continued effectiveness through evaluation, nomination, and other policies, processes and practices. For example:

•	The Nominating Committee annually reviews with the Board the qualifications for Board members and the composition of the Board as a whole.

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CORPORATE GOVERNANCE AT PHILLIPS 66

•	The Nominating Committee reviews each director nominee’s continuation on the Board and makes recommendations to the full Board.

•

The Company’s Corporate Governance Guidelines provide that any director whose principal outside responsibilities have changed since election to the Board should volunteer to resign to give the Board the opportunity to review the appropriateness of continued Board membership under the circumstances.

•

Additionally, each committee of the Board performs an annual self-assessment, and the Nominating Committee and Lead Director oversee an annual self-assessment of the full Board. The self-assessment includes an evaluation survey and individual discussions between the Lead Director and each other director. A summary of the results of each committee’s self-assessment is presented to the committee and discussed in executive session. The Lead Director presents a summary of the results of the Board evaluation to the Board in executive session. Any matters requiring further action are identified and action plans developed to address the matter.

To further ensure continued Board effectiveness, the Nominating Committee will periodically consider Board committee rotations in the event of a change in the composition of the Board. Additionally, the Nominating Committee’s charter provides that in all cases, committee rotations will be considered every three years for all committees other than Audit and Finance, the rotation of which will be considered every three to six years.

How We Select our Director Nominees

The Board is responsible for nominating directors and filling vacancies that may occur between annual meetings, based upon the recommendation of the Nominating and Governance Committee. The Nominating Committee considers the Company’s current needs and long-term and strategic plans to determine the skills, experience and characteristics needed by our Board. The Nominating Committee identifies, considers and recommends director candidates to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Generally, the Nominating Committee identifies candidates through the use of a search firm or the business and organizational contacts of directors and management. In 2018, the Board formalized its commitment to seeking women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, as part of the search process for new directors.

When evaluating candidates, the Nominating Committee takes into consideration the key qualifications and skills described above. The Nominating Committee also considers whether potential candidates will likely satisfy independence standards for service on the Board and its committees.

Shareholder Recommendation of Candidates and Nomination of Candidates

The Nominating Committee will consider director candidates recommended by shareholders. A shareholder wishing to recommend a candidate for nomination by the Nominating Committee should follow the same procedures referred to below for nominations to be made directly by a shareholder. In addition, the shareholder should provide such other information deemed relevant to the Nominating Committee’s evaluation. Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, management, third-party search firms or other sources.

Our By-Laws permit proxy access for shareholders. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with our By-Laws should follow the procedures described under SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS.

Majority Voting

To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. Our By-Laws provide that if the number of shares voted “for” a nominee who is serving as a director (an incumbent) does not exceed 50% of the votes cast with respect to that director, he or she will tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of the shareholder vote, the Board is required to decide whether to accept the resignation and publicly disclose its decision-making process.

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CORPORATE GOVERNANCE AT PHILLIPS 66

In a contested election, where the number of nominees exceeds the number of directors to be elected, the required vote would be a plurality of votes cast.

Director Independence

Our Corporate Governance Guidelines contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards. These standards assist the Board of Directors in determining the independence of the Company’s directors. The Board of Directors determined that each of Mr. Adams, Mr. Ferguson, Mr. Loomis (who retired in May 2018), Mr. Lowe, Mr. McGraw, Ms. Ramos, Ms. Tschinkel and Dr. Whittington are independent. Mr. Garland is not considered independent because he is an executive officer of the Company.

In making independence determinations, the Board specifically considered the fact that many of our directors are directors or otherwise affiliated with companies with which we conduct business. Some of our directors are employees of, or consultants to, companies that do business with Phillips 66 and its affiliates (as further described in RELATED PARTY TRANSACTIONS). Additionally, some of our directors may purchase retail products (such as gasoline, fuel additives or lubricants) from the Company. In all cases, it was determined that the nature of the business conducted and the interest of the director by virtue of such position were immaterial both to the Company and to the director.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and its committees without Company management present. These executive sessions are chaired by the Lead Director at Board meetings or by the Committee Chairs at Committee meetings.

BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles

Although the Board of Directors has the authority to separate the positions of Chairman and CEO if it deems appropriate, the Board believes it is in the best interest of the Company’s shareholders to combine them. Doing so enables one person to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board of Directors believes that, while its non-employee directors bring a diversity of skills and perspectives to the Board, the Company’s CEO, by virtue of his day-to-day involvement in managing the Company, currently is best suited to serve as Chairman and perform this unified role.

The Board of Directors believes that no single organizational model is the most effective in all circumstances. As a consequence, the Board periodically considers whether the offices of Chairman and CEO should continue to be combined and who should serve in such capacities.

Independent Director Leadership

Glenn Tilton has served as our Lead Director since February 2016. In appointing a Lead Director, the Board of Directors considered it useful and appropriate to designate an independent director to serve in a lead capacity to coordinate the activities of the non-employee directors and to perform such other duties and responsibilities as the Board of Directors may determine. In his role as Lead Director, Mr. Tilton:

•	advises the Chairman on an appropriate schedule of Board meetings, seeking to ensure that the non-employee directors can perform their duties responsibly without interfering with operations;

•	provides the Chairman with input on the preparation of the agenda for each Board meeting and ensures that there is sufficient time for discussion of all agenda items;

•

advises the Chairman on the quality, quantity and timeliness of the flow of information from management to the non-employee directors so that they may perform their duties effectively and responsibly, including specifically requesting certain materials be provided to the Board;

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•	recommends to the Chairman the retention of consultants who report directly to the Board of Directors;

•	interviews all board candidates and makes nomination recommendations to the Nominating Committee and the Board of Directors;

•	assists the Board of Directors and Company officers in assuring compliance with and implementation of the Corporate Governance Guidelines;

•	ensures that he, or another appropriate director, is available for engagement with shareholders when warranted;

•	calls meetings of the non-employee directors as needed, develops the agenda for and moderates any such meetings and executive sessions of the non-employee directors;

•	acts as principal liaison between the non-employee directors and the Chairman on sensitive issues;

•	participates with the Human Resources and Compensation Committee (“Compensation Committee”) in the periodic discussion of CEO performance;

•	ensures the Board of Directors conducts an annual self-assessment and meeting with the CEO to discuss the results of the annual self-assessment; and

•	works with the Nominating Committee to recommend the membership of the various Board committees, as well as selection of the committee chairs.

The Board of Directors believes that its current structure and processes encourage its non-employee directors to be actively involved in guiding its work. The chairs of the Board’s committees review their respective agendas and committee materials in advance of each meeting, communicating directly with other directors and members of management as each deems appropriate. Moreover, each director may suggest agenda items and raise matters that are not on the agenda at Board and committee meetings.

BOARD MEETINGS, COMMITTEES AND MEMBERSHIP

The Board of Directors met six times in 2018. All of our directors attended at least 75 percent of the meetings of the Board and committees on which they served.

Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with the directors about issues affecting the Company, the Company actively encourages directors to attend the Annual Meeting of Shareholders. All of our directors attended the 2018 Annual Meeting of Shareholders.

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BOARD COMMITTEE MEMBERSHIP

The table below shows the membership of each of the Board’s committees, as well as information about each committee’s primary responsibilities.

Audit and Finance Met 12 times in 2018 Current Members: J. Brian Ferguson (Chair) John E. Lowe Denise L. Ramos Victoria J. Tschinkel

Primary Responsibilities:

•   Discusses with management, the independent auditors, and the internal auditors the integrity of the Company’s accounting policies, internal controls, financial statements, and financial reporting practices, as well as select financial matters, covering the Company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning.

•   Reviews significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.

•   Monitors the qualifications, independence and performance of our independent auditors and internal auditors.

•   Monitors our compliance with legal and regulatory requirements and corporate governance guidelines, including our Code of Business Ethics and Conduct.

•   Maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.

Financial Expertise, Financial Literacy and Independence:

The Board has determined that Messrs. Ferguson, Lowe and Ms. Ramos satisfy the SEC’s criteria for “audit committee financial experts.” Additionally, the Board has determined that each member of the Audit and Finance Committee is independent pursuant to SEC and NYSE requirements and is financially literate within the meaning of the NYSE listing standards.

Executive Did not meet in 2018 Current Members: Greg C. Garland (Chair) J. Brian Ferguson John E. Lowe Glenn F. Tilton Marna C. Whittington

Primary Responsibilities:

Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) those matters that cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.

Human Resources and Compensation Met 6 times in 2018 Current Members: Marna C. Whittington (Chair) Gary K. Adams Harold W. McGraw III Glenn F. Tilton

Primary Responsibilities:

•   Oversees our executive compensation policies, plans, programs and practices.

•   Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.

•   Reviews at least annually the performance (together with the Lead Director) and sets the compensation of the CEO.

Independence:

The Board has determined that each member of the Compensation Committee is independent under the Company’s Corporate Governance Guidelines and the NYSE listing standards for directors and compensation committee members.

Additional information about the Compensation Committee can be found in the COMPENSATION DISCUSSION AND ANALYSIS.

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Nominating and Governance Met 4 times in 2018 Current Members: Glenn F. Tilton (Chair) J. Brian Ferguson Denise L. Ramos Marna C. Whittington

Primary Responsibilities:

•   Selects and recommends director candidates to the Board to be submitted for election at annual meetings and to fill any vacancies on the Board.

•   Recommends committee assignments to the Board.

•   Reviews and recommends to the Board compensation and benefits policies for our non-employee directors.

•   Reviews and recommends to the Board appropriate corporate governance policies and procedures for our Company.

•   Conducts an annual assessment of the qualifications and performance of the Board.

•   Reviews and reports to the Board annually on succession planning for the CEO.

Independence:

The Board has determined that each member of the Nominating and Governance Committee is independent under the Company’s Corporate Governance Guidelines and the NYSE listing standards for directors.

Public Policy Met 4 times in 2018 Current Members: John E. Lowe (Chair) Gary K. Adams J. Brian Ferguson Harold W. McGraw III Denise L. Ramos Glenn F. Tilton Victoria J. Tschinkel Marna C. Whittington

Primary Responsibilities:

•   Advises the Board on current and emerging domestic and international public policy issues.

•   Assists the Board with the development, review and approval of policies and budgets for charitable and political contributions and activity.

•   Advises the Board on compliance with policies, programs and practices regarding social risks and health, safety and environmental protection.

Independence:

The Board has determined that each member of the Public Policy Committee is independent under the Company’s Corporate Governance Guidelines and the NYSE listing standards for directors.

The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation Committee, Nominating and Governing Committee, and Public Policy Committee can be found in the “Investors” section on the Phillips 66 website (www.phillips66.com) under the “Corporate Governance” caption. Shareholders may also request printed copies of these charters by following the instructions located under AVAILABLE INFORMATION.

BOARD’S ROLE IN RISK OVERSIGHT

The Company’s management is responsible for the day-to-day conduct of our businesses and operations, including management of risks the Company faces. To fulfill this responsibility, our management has established an enterprise risk management (ERM) program designed to identify and facilitate management of the significant and diverse risks facing the Company and the approaches to addressing risks.

The Board of Directors has broad oversight responsibility over the Company’s ERM program and receives management updates on its development and implementation. In this oversight role, the Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as intended, and that necessary steps are taken to foster a culture of risk-adjusted decision making throughout the organization.

The Board of Directors exercises its oversight responsibility for risk assessment and risk management directly and through its committees. However, the full Board maintains responsibility for oversight of strategic risks. Setting the strategic course of the Company and providing oversight of strategic risks involves a high level of constructive engagement between management and

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the Board. The Board regularly discusses the strategic priorities of the Company and the risks to the Company’s successful execution of its strategy, including global economic and other significant trends, as well as changes in the energy industry and regulatory initiatives.

The Board of Directors receives regular updates from its committees on individual areas of risk falling within each committee’s area of oversight and expertise, as outlined below.

Committee Risk Oversight Responsibilities

Audit and Finance Committee

The Audit Committee discusses the guidelines and policies to govern the process by which ERM is handled and has been delegated responsibility to facilitate coordination among the Board’s committees with respect to the Company’s risk management programs.

The Audit Committee is responsible for the integrity of the Company’s financial statements; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit function; and its system of internal control over financial reporting. The Audit Committee also reviews and receives briefings concerning information technology (including cybersecurity), compliance with laws and regulatory requirements, and major financial exposures.

Human Resources and Compensation Committee

The Compensation Committee oversees the Company’s compensation programs and the Company’s talent management program. The Compensation Committee evaluates whether our compensation programs and practices create excessive risks and determines whether any changes to those programs and practices are warranted. The Compensation Committee also ensures that our compensation programs align with long-term interests of shareholders and are effective in retaining top talent. Finally, the Compensation Committee ensures the development of a diverse talent pool with respect to CEO and senior management succession planning.

Nominating and Governance Committee

The Nominating and Governance Committee reviews policies and practices in the areas of corporate governance and is responsible for overseeing Board composition and director qualifications through the nomination process. Additionally, the Committee is responsible for CEO succession planning.

Public Policy Committee

The Public Policy Committee assists the Board in identifying, evaluating and reviewing social, political and environmental trends and related risks. It also reviews management’s proposed actions to anticipate and adjust to such trends and manage risks to achieve the Company’s long-term business goals. The Public Policy Committee reviews and makes recommendations to the full Board on the Company’s policies, programs and practices relating to health, safety and environmental protection, government relations and political contributions, corporate philanthropy, and corporate responsibility.

RELATED PARTY TRANSACTIONS

Our Code of Business Ethics and Conduct requires all directors and executive officers to promptly report any transactions or relationships that reasonably could be expected to constitute a related party transaction. The transaction or relationship is reviewed by the Company’s management and the appropriate committee of the Board to ensure that it does not constitute a conflict of interest and is appropriately disclosed.

Additionally, the Nominating Committee conducts an annual review of related party transactions between each director and the Company and its subsidiaries in making recommendations to the Board regarding the continued independence of each director. Since January 1, 2018, there have been no related party transactions in which the Company or a subsidiary was a participant and in which any director, executive officer, or any of their immediate family members had a direct or indirect material interest.

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The Nominating Committee also considered relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involved transactions between the Company and an organization with which a director is affiliated, either directly or as a partner, shareholder or officer. Included in its review were ordinary course of business transactions with companies employing a director, such as ordinary course of business transactions with ITT Inc., of which Ms. Ramos served as CEO and President during 2018. The Nominating Committee determined that there were no transactions impairing the independence of any member of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee consists of Marna C. Whittington, Gary K. Adams, Harold W. McGraw III and Glenn F. Tilton, each of whom is an independent director. None of the members of the Human Resources and Compensation Committee during fiscal year 2018 or as of the date of this proxy statement is or has been an officer or employee of Phillips 66 and no executive officer of Phillips 66 served on the compensation committee or board of any company that employed any member of Phillips 66’s Human Resources and Compensation Committee or Phillips 66’s Board.

SHAREHOLDER AND COMMUNITY ENGAGEMENT

At Phillips 66, we believe that we succeed together as a team, leveraging our diverse experiences and thoughts in an environment that thrives on collaboration. We embrace engagement as an important tenet of good governance and value the views of our shareholders and other stakeholders. We believe that positive dialogue builds informed relationships that promote transparency and accountability. Although the Lead Director or other members of the Board are available to participate in meetings with shareholders as appropriate, management has the principal responsibility for shareholder communication.

We also believe that engagement and good governance involve participating in political or public policy activities that advance the Company’s goals, are consistent with Company values, and improve the communities where we work and live. A number of federal, state and local laws govern corporate involvement in such activities, and we maintain policies, procedures and programs to comply with these laws. Additional information about our involvement in political or public policy activities is available on our website.

What We Do

For several years, Phillips 66 has conducted a formal shareholder outreach program to listen to investor perspectives on our business strategy, corporate governance, our executive compensation program, and other matters. Twice yearly, we formally solicit feedback from institutional investors including asset managers, public and labor union pension funds, and socially responsible investors. In 2018, we met with shareholders representing in the aggregate over one-third of our shares outstanding, and with proxy advisory firms.

Information and feedback received through our engagement activities is shared with our executive leadership team and the Board of Directors, which helps inform their decisions. The feedback we received in 2018 was supportive, and the conversations provided us an opportunity to further discuss Board composition and risk oversight, environmental and social business practices, and other governance and compensation matters.

Topics Discussed and Actions Taken

Board Composition and Refreshment

Some of our discussions with shareholders addressed the subject of Board composition and director skills and qualifications. Certain of our shareholders had a particular desire to understand how the Board considers refreshment and its composition in connection with current and future business needs. Additionally, investors inquired about the specific roles of the Board and its committees in the risk oversight process. In general, investors expressed minimal concerns about the current Board composition, individual directors, Board policies or our overall approach to shareholder engagement. As a result of our discussions with investors, in 2018 the Board formalized its commitment to including diverse candidates in future director searches by amending our Corporate Governance Guidelines.

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Environmental, Social and Governance (ESG)

Investor interest in how companies view sustainability and how they integrate sustainability into their business objectives and corporate cultures has been increasing. During our engagements, investors inquired about Phillips 66’s practices, our views on different reporting methodologies, and the types of non-financial ESG issues that may impact our business or create reputational risks. We shared with investors the ESG factors that are included in our incentive compensation programs for measuring our performance, as disclosed in the COMPENSATION DISCUSSION AND ANALYSIS. To help inform investors about our risk management, scenario planning and assumptions on energy policy risks, in 2018 we published on our website a report entitled “Energy: Policy Risks and Disclosures.” We also published on our website a new Inclusion and Diversity Brochure to help investors better understand our efforts relating to human capital management.

Executive Compensation

During our discussions, investors continued to show support for our overall executive compensation program and viewed it as well-structured and aligned with our Company strategy and performance. In our 2018 proxy statement, in response to conversations with our investors, we provided more detailed disclosure around the long-term components of our program. This information is included in the COMPENSATION DISCUSSION AND ANALYSIS.

Board Declassification

We recognize that many of our shareholders would prefer a declassified board structure. We encouraged shareholders at the annual meetings held in 2015, 2016 and 2018 to approve a charter amendment that would eliminate our classified board structure and allow all directors to be elected annually. The amendment did not receive the required vote to pass in any of the years it was submitted. We were advised that, based on an analysis of our shareholder base, the proposal would likely not be successful this year. We discussed this topic with our largest investors and they conveyed understanding of this conclusion. We are not resubmitting the proposal at this year’s Annual Meeting, but will continue to assess the potential for its adoption at a future annual meeting.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Phillips 66 is dedicated to meeting the world’s energy needs responsibly, efficiently and sustainably. For us, sustainability means manufacturing and delivering affordable, clean products in a safe and environmentally sound manner. Our sustainability efforts are built on four pillars: operational excellence, environmental commitment, social responsibility and economic performance. Our Board of Directors oversees these efforts through its regular work and through its committees. For more information, see BOARD’S ROLE IN RISK OVERSIGHT.

We are focused on implementing best-in-class sustainability practices today and into the future. For example, we are conducting research to manage water consumption, improve energy efficiency and provide technology options for future power generation. We also are seeking solutions for tomorrow’s energy needs, from opportunities to blend biofuels into clean products to co-founding forward-looking think tanks, such as the Fuels Institute. Phillips 66 is one of the few energy companies with a state-of-the-art Research Center. We employ scientists and engineers in Bartlesville, Oklahoma, to conduct research to enhance the safety and reliability of our operations and to develop future air, water and energy solutions.

Our Sustainability Report, available on our website, is intended to provide a comprehensive resource for interested parties to learn about our sustainability policies and programs, with links to a suite of Company information, including policies, positions, educational information, and other reports. Additionally, we recently published a report on policy risks and disclosures to provide stakeholders with additional information on our risk management, scenario planning, and assumptions on energy policy risks. The report, entitled “Energy: Policy Risks and Disclosures,” also can be found on our website under the “Sustainability” section.

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Areas of Focus

Investing in our People

We are committed to an inclusive and diverse workforce. We seek continual growth and development of our capabilities through technical and managerial training. We challenge ourselves to maximize and reward the performance of our people. In 2018, over 30% of our university and professional hires were females or people of color. Additionally, we continue to focus on employee development, technical training, managerial training and leadership development in support of our succession planning.

Health and Safety

We believe sustainability starts with a focus on safety and reliability. We work together to get as close as we can to zero incidents and zero accidents. In 2018, we achieved a TRR of 0.14 for the second year in a row, which is an industry-leading safety result. Also, the American Fuel and Petrochemical Manufacturers recognized four of our refineries for exemplary safety performance, while 27 of our sites have received Voluntary Protection Program certification from the Occupational Safety & Health Administration for strong safety records and health management programs.

Environmental Performance

We strive to deliver affordable energy while protecting air, water and land resources. In 2018, environmental reportable events for the year were the second lowest in Company history and we invested over $900 million to fund reliability, safety and environmental projects. Additionally, 45% of our U.S. refineries have earned the EPA’s ENERGY STAR® award for top-quartile energy efficiency performance.

Strengthening Communities

We strengthen community relations through financial support, engagement with stakeholders and education. We believe in giving back and investing in the communities in which we live and work. In 2018, our employees volunteered 78,000 hours, supporting over 850 organizations, and we matched nearly $5 million in employee gifts to over 2,000 organizations. We maintain community advisory panels or councils at 12 of our refineries to conduct community awareness and outreach and establish a dialogue with our neighbors.

CODE OF BUSINESS ETHICS AND CONDUCT

Our values are our foundation—our guiding principles for how we conduct our business day in and day out. We also recognize that questions arise in today’s increasingly complex global business environment. We have adopted a Code of Business Ethics and Conduct designed to provide guidance on how to act legally and ethically while performing work for Phillips 66. Our Code of Business Ethics and Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargoes and sanctions, compliance procedures and employee complaint procedures. All of our directors and employees are required to comply with the Code of Business Ethics and Conduct. We also have adopted an additional Code of Ethics that applies to senior financial officers. Both Codes can be found on our website and are available in print to any shareholder upon request. We intend to disclose any amendment to, or waiver from, either of the Codes by posting such information on our website.

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COMMUNICATIONS WITH THE BOARD

To support shareholder engagement, the Company maintains a process for shareholders and interested parties to communicate with the Board of Directors. Shareholders and interested parties may communicate with the non-employee directors or with the entire Board of Directors, as indicated by such shareholder or interested party, by contacting our Corporate Secretary, Paula A. Johnson, as provided below:

Mailing Address:	Corporate Secretary Phillips 66 P.O. Box 421959 Houston, TX 77242-1959

Phone Number:	(281) 293-6600
Internet:	“Investors” section of the Company’s website (www.phillips66.com) under the “Corporate Governance” caption

Communications to the non-employee directors should be addressed to “Board of Directors (independent members)” in care of our Corporate Secretary as provided above.

Relevant communications are distributed to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items unrelated to its duties and responsibilities not be distributed, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; résumés and other forms of job inquiries; spam; and surveys. In addition, material that is considered hostile, threatening, illegal or similarly unsuitable will be excluded.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2019. Ernst & Young has acted as the Company’s independent registered public accounting firm continuously since 2011.

The Audit Committee annually considers the independence of the Company’s independent auditors prior to the firm’s engagement, and periodically considers whether a regular rotation of the independent auditors is necessary to assure continuing independence. The Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s lead engagement partner.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. We are asking you to vote on a proposal to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

The submission of this matter for approval by shareholders is not legally required, but the Board and the Audit Committee believe it provides an opportunity for shareholders to vote on an important aspect of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Services Provided by the Independent Registered Public Accounting Firm

Audit services of Ernst & Young for fiscal year 2018 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described below. In connection with the audit of the 2018 consolidated financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young performed audit services for us.

The Audit Committee is responsible for negotiating the audit fee associated with its retention of Ernst & Young. Ernst & Young’s fees for professional services, which totaled $13.2 million for 2018 and $12.8 million for 2017, consisted of the following:

Fees (in millions)	2018	2017
Audit Fees(1)	$12.1	$11.8
Audit-Related Fees(2)	0.8	0.6
Tax Fees(3)	0.1	0.2
All Other Fees	0.2	0.2
Total	$13.2	$12.8
(1)

Fees for audit services related to the fiscal year consolidated audit, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations. Includes audit fees of Phillips 66 Partners LP of $1.3 million and $1.7 million for 2018 and 2017, respectively, which were approved by the Audit Committee of the General Partner of Phillips 66 Partners LP.

(2)	Fees for audit-related services related to audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations.
(3)	Fees for tax services related to tax compliance services and tax planning and advisory services.

The Audit Committee has considered whether the non-audit services provided to Phillips 66 by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that Ernst & Young may provide to the Company. All of the fees in the table above were approved in accordance with this policy. The policy (a) identifies the guiding principles that the Audit Committee must consider in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, the Audit Committee must pre-approve all services to be provided by Ernst & Young. The Audit Committee has delegated authority to approve permitted services to its Chair. Such approval must be reported to the entire Audit Committee at its next scheduled meeting.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

One or more representatives of Ernst & Young are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of Phillips 66. The Audit Committee currently consists of four non-employee directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise. The Board has further determined that each of J. Brian Ferguson, John E. Lowe, and Denise L. Ramos is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of the Company’s website under the caption “Corporate Governance.” One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2018.

Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Phillips 66 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, included therein.

Discussions with Independent Registered Public Accounting Firm. The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for Phillips 66, the matters required to be discussed by Auditing Standard (AS) No.1301 as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from Phillips 66.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Phillips 66 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT AND FINANCE COMMITTEE

J. Brian Ferguson, Chairman

John E. Lowe

Denise L. Ramos

Victoria J. Tschinkel

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PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Shareholders are being asked to vote on the following advisory (non-binding) resolution:

RESOLVED, that the shareholders approve the compensation of Phillips 66’s Named Executive Officers (NEOs) as described in this proxy statement in the COMPENSATION DISCUSSION AND ANALYSIS section and in the EXECUTIVE COMPENSATION TABLES (together with the accompanying narrative disclosures).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

As required by SEC rules, Phillips 66 is providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of its NEOs.

The Compensation Committee, which is responsible for the compensation of our CEO and Senior Officers (as defined in ROLE OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE), has overseen the development of compensation programs designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The COMPENSATION DISCUSSION AND ANALYSIS and the EXECUTIVE COMPENSATION TABLES, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board of Directors believes that the Phillips 66 executive compensation programs align the interests of our executives with those of our shareholders. Our compensation programs are guided by the philosophy that the Company’s ability to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay represents a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value, and have benefited the Company and its shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. Nevertheless, the Compensation Committee and the Board will consider the outcome of the vote when evaluating future executive compensation arrangements. However, votes for or against our compensation programs will not necessarily inform the Compensation Committee and the Board about which elements of those programs shareholders approve or disapprove. For this reason, the Board encourages shareholders to engage with us to allow the Compensation Committee to understand shareholders’ views and consider that feedback when making decisions.

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PROPOSAL 4: ADVISORY APPROVAL OF FREQUENCY OF FUTURE ADVISORY APPROVALS OF EXECUTIVE COMPENSATION

In connection with the advisory vote on our executive compensation, shareholders are being asked to vote on the frequency of future shareholder advisory votes to approve executive compensation, as required by SEC rules. Shareholders may vote whether an advisory vote to approve our executive compensation should be held every year, every two years or every three years. Our current practice is to provide advisory votes on executive compensation every year.

THE BOARD RECOMMENDS THAT YOU VOTE FOR AN “ANNUAL” FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We believe that it is important to give our shareholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, the Board believes that our shareholders should have the opportunity to voice their approval or disapproval of our executive compensation each year. The Board believes that annual votes will facilitate the highest level of accountability to, and communication with, our shareholders. Further, an annual vote clearly ties the advisory vote on executive compensation to the current year’s compensation disclosure and avoids the potential for confusion as to which year shareholders are being asked to evaluate and vote on that might exist with a biennial or triennial vote.

This vote is advisory and is not binding. However, the Board values the opinions expressed by our shareholders and will consider the outcome of the vote when determining the frequency with which advisory votes on executive compensation should be held. Shareholders are not being asked to approve or disapprove of the Board’s recommendation of an advisory vote on executive compensation every year, but rather to indicate their own choice among the frequency options for an advisory vote on executive compensation of every one year, every two years or every three years.

26    2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis details our executive compensation programs and describes the decisions the Compensation Committee made regarding our named executive officers’ compensation for 2018.

COMPANY PERFORMANCE SUMMARY

Our performance results and strategic highlights are presented below. Some of these results are not measures of financial performance under U.S. generally accepted accounting principles (GAAP), for which more information is available in Appendix A.

0.14 TRR	Our record low combined Total Recordable Rate (TRR) was maintained for the second year in a row.
97.5%	An availability rate of 97.5% for the year enabled us to capitalize on favorable market conditions.
7 years	Since our inception 7 years ago, we have continually had improved environmental compliance performance.
Four refineries were recognized in 2018 as 2017 American Fuel & Petrochemical Manufacturers Safety Award winners, with one receiving the Distinguished Safety Award—our industry’s highest level of safety recognition.
$1.5 billion	Growth projects executed in 2017 and 2018 will deliver run-rate EBITDA of $1.5 billion. See Appendix A for information on run-rate EBITDA.
900,000 BPD	In 2018, we progressed development of new midstream projects underpinned by customer volume commitments to drive our future growth. These projects include the 900,000 barrels- per-day (BPD) Gray Oak Pipeline, investment in the South Texas Gateway export terminal, 300,000 BPD of new NGL fractionation at our Sweeny Hub, and increased crude oil storage capacity at the Beaumont Terminal.
$5.6 billion	With strong performances in Refining, Marketing and Midstream, we achieved record earnings of $5.6 billion and a Return on Capital Employed of 17%.
2,000 stores	Through our multi-year campaign to re-brand our retail sites we have proudly re-imaged over 2,000 sites—building market share. In 2018, sites that have been re-imaged have experienced a 2% uplift in sales volumes.
14%	We increased our quarterly dividend by 14%—our eighth increase in six years. The 3-year compound annual growth rate of our dividend is 13%, and since inception is 27%.
$22.5 billion	Distributions to shareholders through dividends and share repurchases is a continued priority, and these totaled $6.1 billion in 2018. Over the past three years we have returned $11.4 billion, and since inception over $22.5 billion, including share exchanges.
214%	Our cumulative Total Shareholder Return (TSR) since inception is 214%—outperforming both our peer group and the S&P 100. For 2018, our TSR was -10%. Our three-year TSR, for the period of 2016-2018, was 14%.
We made significant progress on AdvantEdge66 initiatives in 2018. AdvantEdge66 is an enterprise-wide program to create additional shareholder value by leveraging technology, process improvements, and data analytics.
78,000 hours	Last year, our employees volunteered 78,000 hours to organizations in their local communities. Additionally, Phillips 66 provided $27 million in financial support to organizations promoting education, environmental sustainability, and community safety and preparedness.
13 awards	Through our annual Golden Shield Awards program, employees can nominate other employees and teams for outstanding performance. Almost 300 nominations were received and 13 nominations, recognizing 85 employees, were selected for this prestigious award. Employees were recognized in the categories of Strategy, Values and Achievement.

2019 PROXY STATEMENT    27

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PROGRAM SUMMARY

We operate in a volatile industry; however, our diversified portfolio enables us to be resilient through industry cycles. Through our disciplined capital allocation model, we increase our enterprise value by strategically investing capital in our higher-valued businesses while returning a significant portion of capital to shareholders through dividends and share repurchases.

Since our inception in 2012, we have operated with clear overriding objectives—enable our high-performing workforce to execute our corporate strategy efficiently and effectively, while remaining vigilant and focused on safety and operating excellence, in order to deliver profitable growth, optimize returns, and grow secure and competitive dividends.

Our NEOs for 2018 were:

Name	Title
Greg Garland	Chairman and Chief Executive Officer
Kevin Mitchell	Executive Vice President, Finance and Chief Financial Officer
Robert Herman	Executive Vice President, Refining
Paula Johnson	Executive Vice President, Legal and Government Affairs, General Counsel and Corporate Secretary
Tim Roberts	Executive Vice President, Midstream

Philosophy and Overriding Principles

Our compensation philosophy remains unchanged and supports our vision of providing energy and improving lives.

•	Ensure executive compensation drives behaviors and actions consistent with shareholder interests, prudent risk-taking and a long-term perspective.

•

Ensure executive compensation allows us to attract, retain, motivate, and reward high-performing executive talent, as well as support succession planning. We target reasonable and competitive compensation, aligned with market median levels.

•

Differentiate based on performance relative to targets, peers and market conditions. Executives have a significant portion of compensation tied to the achievement of annual and long-term goals that promote shareholder value creation.

•	Emphasize Phillips 66 stock ownership by requiring stock ownership levels for our executives.

•	Limit executive perquisites to items that serve a reasonable business purpose and are common in our peer group.

•	Regularly engage with shareholders on corporate governance topics, including executive compensation.

Additionally, we provide executives the same group benefit programs as we provide other employees, on substantially the same terms.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Programs

The following table summarizes the principal elements of executive compensation and the performance drivers of each element.

KEY ELEMENTS OF PAY	DELIVERED VIA	TARGET AMOUNT	PERFORMANCE DRIVERS (AND WEIGHTINGS)
Base Salary	Cash	Benchmarked to compensation peer group median; adjusted for experience, responsibility, performance and potential	Annual fixed cash compensation to attract and retain NEOs
Annual Incentive	Variable Cash Incentive Program (VCIP)	Percentage of base salary benchmarked to peer group	Adjusted EBITDA (40%) Operating Excellence (35%) Adjusted Controllable Costs (15%) High-Performing Organization (10%) Individual Modifier (+/- 50% of target)
Long-Term Incentives (LTI)	Performance Share Program (PSP) (3-year performance period) 50% of LTI Target	Percentage of base salary benchmarked to peer group	Absolute ROCE (25%) Relative ROCE (25%) Relative TSR (50%)
	Stock Option Program (1) 25% of LTI Target		Long-term stock price appreciation
	Restricted Stock Unit (RSU) Program 25% of LTI Target		Long-term stock price appreciation
(1)

The Compensation Committee believes that stock options are inherently performance-based, as options have no initial value and grantees only realize benefits if the value of our stock increases above the option price following the date of grant. This practice is intended to ensure that the interests of our NEOs are aligned with those of our shareholders.

Compensation Mix Puts Significant Pay at Risk

Consistent with our philosophy that executive compensation should be linked to Company performance and directly aligned with shareholder value creation, a significant portion of NEO compensation is at risk and based on performance metrics tied to our corporate strategy. “At risk” means there is no guarantee that the target value of the awards will be realized. Based on its evaluation of performance, the Compensation Committee has authority to reduce, and even award nothing for, the performance-based payouts and individual performance adjustments under each of the VCIP and PSP. Stock options can expire with zero value if the Company stock price does not appreciate above the grant date price over the 10-year term of the options. RSUs may lose value depending on stock price performance. Therefore, for NEOs to earn and sustain competitive compensation, the Company must meet its strategic objectives, perform well relative to peers, and deliver market-competitive returns to shareholders.

CEO target compensation mix is 90 percent at risk and 72 percent performance-based. The target mix for the other NEOs is 83 percent at risk and 66 percent performance-based. Further, LTI awards make up 74 percent of the CEO and 67 percent of other NEOs target compensation mix. For both the CEO and other NEOs, target mix percentages are commensurate with their levels of responsibility. Further detail on all of these programs is provided in EXECUTIVE COMPENSATION PROGRAM DETAILS.

2019 PROXY STATEMENT    29

COMPENSATION DISCUSSION AND ANALYSIS

The target mix of the compensation program elements for the CEO and other NEOs is shown below. The charts outline the relative size, in percentage terms, of each element of target compensation.

CEO Target Mix

Other NEO Target Mix

Aligned with Best Practices

The following best practices are reflected in our executive compensation programs:

WE DO…
✓ Target the majority of NEO compensation to be performance-based
✓ Link NEO compensation to shareholder value creation by having a significant portion of compensation at risk
✓ Apply multiple performance metrics aligned with our corporate strategy to measure our performance
✓ Cap maximum payouts under our VCIP and equity programs
✓ Employ a “double trigger” for severance benefits and equity awards under our Key Employee Change in Control Severance Plan (CICSP)
✓ Include absolute and relative metrics in our LTI programs
✓ Maintain stock ownership guidelines for executives—CEO 6x base salary; other NEOs 3-5x base salary
✓ Balance, monitor and manage compensation risk through regular assessments and robust clawback provisions
✓ Have extended vesting periods on stock awards, with a minimum one-year vesting period required for stock and stock option awards
✓ Maintain a fully independent Compensation Committee
✓ Retain an independent compensation consultant
✓ Hold a Say-on-Pay vote annually

WE DO NOT…
× Provide excise tax gross-ups to our NEOs under our CICSP
× Reprice stock options without shareholder approval
× Price stock options below grant date fair market value
× Allow share recycling for stock options
× Have evergreen provisions in our active equity plans
× Allow hedging or pledging of Phillips 66 stock, or trading Phillips 66 stock outside of approved windows
× Pay dividends during the performance period on PSP targets
× Allow transfer of equity awards (except in the case of death)
× Provide separate supplemental executive retirement benefits for individual NEOs
× Maintain individual change-in-control agreements
× Have an employment agreement with the CEO
× Have excessive perquisites

30    2019 PROXY STATEMENT

EXECUTIVE COMPENSATION PROGRAM DETAILS

The following provides a more detailed look at our executive compensation programs.

Base Salary

Base salary is designed to provide a competitive and fixed rate of pay recognizing employees’ different levels of responsibility and performance. As the majority of our NEO compensation is performance-based and tied to long-term programs, base salary represents a less significant component of total compensation. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to, the responsibility level for the position held, market data from the compensation peer group for comparable roles, experience and expertise, individual performance and business results.

Below is a summary of the annualized base salary for each NEO for 2018. Because these amounts reflect each NEO’s annualized salary as of the dates indicated, this information may vary from the information provided in the SUMMARY COMPENSATION TABLE, which reflects actual base salary earnings in 2018, including the effect of salary changes during the year.

Name	Salary as of 1/1/2018 ($)	Salary as of 12/31/2018 ($)
Greg Garland	1,675,008	1,675,008
Kevin Mitchell (1)	800,016	832,032
Robert Herman	693,480	714,288
Paula Johnson	749,664	775,920
Tim Roberts	690,120	714,288
(1)	Mr. Mitchell received a base salary increase from $712,920 to $800,016 effective January 1, 2018 to reflect his experience and performance and to align his base salary with the market.

Annual base salary increases were effective March 1, 2018, as part of the annual merit cycle for all employees. Base salary increases realign the NEO with the respective compensation peer group levels and reflect each NEO’s achievement of established performance objectives corresponding to his or her role. The Compensation Committee determined the adjustments that were made were appropriate to maintain our competitiveness in the market.

Variable Cash Incentive Program

The VCIP, which is our annual incentive program, is designed to provide variability and differentiation based on corporate and individual performance. Through our metrics, we designed our VCIP program to align annual awards with shareholder interests and execution of our corporate strategy. We do not tie NEO VCIP awards to the performance of any individual business unit. We believe this structure serves the best interests of shareholders as it promotes collaboration across the organization.

To derive each NEO’s target award, eligible earnings, which is base salary earned during the year, are multiplied by a percentage that is based on the NEO’s salary grade level. At the end of the performance period, the Compensation Committee reviews the Company’s performance to determine the Corporate Payout Percentage. This percentage is based on a mix of operational and financial metrics, the details and weighting of which are described below. The Compensation Committee can award a Corporate Payout Percentage of zero up to the maximum of 200 percent.

The target award is multiplied by the Corporate Payout Percentage, after which the Compensation Committee takes into account the individual accomplishments of each NEO when determining applicable Individual Performance Adjustments. Individual Performance Adjustments can range from +/–50 percent of the target award. Adjustments are based on measurable performance of the individual NEO that drives shareholder value.

2019 PROXY STATEMENT    31

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee used the same metrics as it has in prior years, as it believes these metrics are the most appropriate to align compensation with our corporate strategy. This mix of financial and operational metrics was designed to ensure a balanced view of Company performance and drive results over the near term.

2018 VCIP METRICS

Adjusted EBITDA

We believe Adjusted EBITDA is useful in evaluating our annual core operating performance and is how we determine enterprise value. Our threshold represents the Adjusted EBITDA required to cover our sustaining capital and shareholder dividend commitments. To ensure we continue to deliver on our growth strategy, the target and maximum for Adjusted EBITDA represent returns that are 1.5 percent and 3.0 percent above our Weighted Average Cost of Capital (WACC), respectively.

Based on actual Company performance being 54% above target, the Compensation Committee determined that a payout of 200 percent of target was earned for this metric. Adjusted EBITDA, as used for VCIP, is a non-GAAP financial measure. See Appendix A for additional information.

Operating Excellence

Operating excellence, including personal and process safety, environmental stewardship and asset availability, is critical to meeting our corporate strategy of growth, returns and distributions. We measure ourselves against others in our industry for safety metrics and target sustained performance in environmental stewardship and effective management of unplanned downtime.

For metrics for which comparative data was available, like Total Recordable Rate (TRR), Lost Workday Case Rate (LWCR), and Process Safety Event (PSE) Rate, we benchmarked ourselves against companies with the strongest safety records in our industry. Generally, these companies fall within the top 2 quartiles of all companies reported. We then established our threshold, target, and maximum goals based on the 25th, 50th, and 75th percentiles of this group of companies.

For metrics for which comparative data was not available, like asset availability and environmental events, we established our threshold, target, and maximum goals based on our own historical performance, with a goal of continuous improvement. For asset availability, we incorporate all of the lines of our business, and then weight them by EBITDA.

32    2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In 2018, we exceeded our target for LWCR and achieved the maximum level of performance for TRR, asset availability and environmental events. For PSE Rate, our performance was below target but above the threshold level of performance. Taking these factors into consideration, as well as the recommendation from the CEO to reduce combined TRR for a serious incident that occurred in 2018, the Compensation Committee approved an overall payout for Operating Excellence of 171 percent of target.

•

Combined TRR and LWCR: Our performance in LWCR was 17 percent improved versus target, achieving a payout of 150 percent of target. While 200 percent of target was earned for Combined TRR, the Compensation Committee reduced the payout by 30 percent as noted above, resulting in a payout of 170 percent of target.

•	PSE Rate: Our PSE Rate was 25 percent impaired versus our target. The Compensation Committee determined that a payout of 75 percent of target was earned.

•

Environmental Events: The Compensation Committee considered that in the industries in which we operate there is increasingly stringent regulation and scrutiny on environmental performance. We not only beat our stretch goal, but the Committee also acknowledged that this is our fourteenth consecutive year of improved environmental compliance. As a result, 200 percent of target was earned related to this metric.

•	Asset Availability: The Compensation Committee confirmed that our availability of 97.5 percent across all of our lines of business resulted in a payout of 200 percent of target.

	Payout Levels Based on Performance				2018 Results	Payout %
	0%	50%	100%	200%
Combined TRR	> 0.31	0.31	0.25	0.21	0.14	170%
Combined LWCR	> 0.08	0.08	0.06	0.04	0.05	150%
Process Safety Event Rate	> 0.06	0.06	0.04	0.03	0.05	75%
Environmental Events	> 160	160	133	122	110	200%
Asset Availability	< 93.2%	93.2%	94.9%	96.6%	97.5%	200%
Combined Operating Excellence						171%

Adjusted Controllable Costs

Adjusted Controllable Costs focuses on operating excellence and our ability to deliver differentiated returns to shareholders. Our targets for threshold, target, and maximum are based on our budget for the current year. For threshold performance, Adjusted Controllable Costs could not exceed budget by more than 3 percent, target performance was based on achieving budget, and maximum performance required being at least 3 percent under budget.

In 2018, we were 3 percent improved versus our budget, resulting in a payout of 193 percent. Our lower costs relative to budget were related to lower staff costs, ongoing efficiencies, and lower refinery utilities. Adjusted Controllable Costs is a non-GAAP financial measure. See Appendix A for additional information.

2019 PROXY STATEMENT    33

COMPENSATION DISCUSSION AND ANALYSIS

High-Performing Organization

We believe maintaining and enhancing a high-performing organization is critical to our success. Our employees promote our culture and are integral to achieving our strategic goals and maximizing long-term shareholder value. We measure our High-Performing Organization (HPO) performance relative to the following:

Culture foster behaviors that promote our unique culture	Capability build depth and breadth in our skills	Performance deliver exceptional, sustainable results

maintained high employee engagement during a year of organizational change grew an inclusive and diverse workforce; strong diversity hires drove employee development through
technical training and rotational moves

sharpened managerial skills through
targeted development programs and
promotional moves

demonstrated robust succession planning
through leadership development and
intentional stretch assignments

realized strong retention or top talent evaluated all managers on improving team capabilities modernized the performance management process

Progressed execution of 13 initiatives that underpin AdvantEdge 66, an enterprise-wide program to create additional shareholder value by transforming Phillips 66 into a smarter, more agile and efficient organization by leveraging technology, process improvements and data analytics.

We strive for continuous improvement of our high-performing organization, as we believe it is our employees that differentiate us in the market place. Based on our performance, the Compensation Committee determined that 160 percent of target was earned for High-Performing Organization.

Total Corporate Payout

The formulaic result of our individual metrics was a Total Corporate Payout of 185 percent, as summarized in the following table.

Metric	Payout Percentage	Weight	Corporate Amount
Adjusted EBITDA	200%	40%	80%
Operating Excellence	171%	35%	60%
Adjusted Controllable Costs	193%	15%	29%
High-Performing Organization	160%	10%	16%
Total Corporate Payout			185%

34    2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance Highlights

The Compensation Committee has the authority to adjust our NEOs’ individual VCIP payouts by +/–50 percent of the formula-based target payout. The Compensation Committee may apply an individual performance adjustment to reflect project-based accomplishments that drove or detracted from shareholder value or for market-based considerations to more closely align the payout with shareholder returns. This flexibility allows us to reflect our unique business strategy and portfolio of assets as well as differentiate individual executive performance. The Compensation Committee made adjustments to individual VCIP payouts for NEOs based on their responsibility for the success of projects and initiatives that lead to the successful execution of our strategy. These projects and initiatives, as shown in the following table, significantly contributed to our overall success and produced the results as shown in our Company Performance Summary.

The Compensation Committee approved total payouts for each of our NEOs as shown in the table below.

	2018 Eligible Earnings ($)	Target VCIP Percentage (%)	Corporate Payout Percentage (%)	Individual Performance Adjustment (%)	Total Payout ($)
Greg Garland	1,675,008	160%	185%	—%	4,958,024
Kevin Mitchell	826,696	100%	185%	30%	1,777,396
Robert Herman	710,820	85%	185%	30%	1,299,024
Paula Johnson	771,544	90%	185%	15%	1,388,779
Tim Roberts	710,260	85%	185%	30%	1,298,000

Long-Term Incentive Programs

We deliver 50 percent of long-term target value as awards from our Performance Share Program (PSP), 25 percent in the form of stock options, and 25 percent in the form of restricted stock units (RSUs).

2019 PROXY STATEMENT    35

COMPENSATION DISCUSSION AND ANALYSIS

We believe this mix of awards is aligned with our compensation philosophy, reflects the cyclical nature of our business, promotes retention of our high-performing talent, supports succession planning and is consistent with market practice.

2018 LTI PROGRAMS

Performance Share Program

Each PSP has a three-year performance period, and therefore three PSPs are in progress at any time. By delivering 50 percent of LTI through the PSP, a significant portion of NEO compensation is tied to Company and individual performance.

Target Shares at Beginning of Performance Period. The Compensation Committee uses the Compensation Peer Group to benchmark LTI and establish base salary multiples for similar roles at peer organizations. The number of target shares is determined by dividing the multiple by the average of the stock’s fair market value for the 20 days prior to the start of the performance period, less anticipated dividends during the performance period.

The Compensation Committee assesses the individual performance of each NEO, and based on that assessment may adjust an award by up to +/–30 percent of the target amount at grant. The CEO provides input regarding awards made to all NEOs (other than himself). The Compensation Committee evaluates the individual performance of the CEO. The Compensation Committee believes in applying performance adjustments to the number of target shares at the beginning of the performance period, rather than the end, so that performance-adjusted compensation is subject to company performance and market volatility throughout the performance period, aligning executive compensation with shareholder interests.

•	Target shares may be adjusted during the performance period for significant changes in responsibility that occur during the performance period.

•

NEOs hired after the start of the performance period may receive prorated target shares in ongoing PSP cycles, at the discretion of the Compensation Committee, so that their interests are immediately aligned with the Company long-term goals and shareholder interests.

Performance Metrics. The performance metrics used for all three current PSP programs are after-tax return on capital employed (ROCE) and total share-holder return (TSR). After-tax ROCE accounts for 50 percent and is equally weighted between absolute and relative. The remaining 50 percent is our TSR relative to peers.

The Compensation Committee considers ROCE an important measure of Company growth and overall performance. The Compensation Committee evaluates our results relative to our Performance Peer Group as well as absolute targets based on our WACC.

•

The absolute ROCE threshold is a return percentage equivalent to the Adjusted EBITDA required to cover our sustaining capital and shareholder dividend commitments during the three-year performance period.

•	The absolute ROCE target delivers 1.5 percent above our WACC over the performance period.

•	The absolute ROCE maximum delivers 3.0 percent above WACC over the performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee also recognizes that relative TSR is the most common standard for relative comparisons to peers. Our performance is evaluated as compared to our Performance Peer Group and the S&P 100 Index. Further information regarding our Performance Peer Group is provided in Peer Group Comparisons.

These metrics translate into the following goals:

	Performance Share Program 2016-2018
Metric	Weight	Threshold (1)	Target (2)	Maximum (3)

Absolute ROCE	25%	3.2% average of 2016 (4.4%), 2017 (2.8%), and 2018 (2.4%) delivers sustaining capital and shareholder dividend commitments over 3-year period	10.0% average of 2016 (10.8%), 2017 (9.9%), and 2018 (9.4%) delivers WACC +1.5% over 3-year period	11.5% average of 2016 (12.3%), 2017 (11.4%), and 2018 (10.9%) delivers WACC +3.0% over 3-year period

Relative ROCE	25%	above 10th percentile of Performance Peers	median of Performance Peers	above 90th percentile of Performance Peers

Relative TSR	50%	above 10th percentile of Performance Peers	median of Performance Peers	above 90th percentile of Performance Peers
(1)

Threshold for PSP 2017-2019 will be an average of 2017 (2.8%), 2018 (2.4%), and the ROCE necessary to deliver sustaining capital and dividend commitments in 2019. This number will not be known until after 2019 year-end. Threshold for PSP 2018-2020 will be an average of 2018 (2.4%), and the ROCE necessary to deliver sustaining capital and dividend commitments in 2019 and 2020. The 2020 number will not be known until after 2020 year-end.

(2)

Target for PSP 2017-2019 will be an average of 2017 (9.9%), 2018 (9.4%), and the ROCE necessary to deliver WACC plus 1.5% in 2019. This number will not be known until after 2019 year-end. Target for PSP 2018-2020 will be an average of 2018 (9.4%), and the ROCE necessary to deliver WACC plus 1.5% in 2019 and 2020. The 2020 number will not be known until after 2020 year-end.

(3)

Maximum for PSP 2017-2019 will be an average of 2017 (11.4%), 2018 (10.9%), and the ROCE necessary to deliver WACC plus 3.0% in 2019. This number will not be known until after 2019 year-end. Maximum for PSP 2018-2020 will be an average of 2018 (10.9%), and the ROCE necessary to deliver WACC plus 3.0% in 2019 and 2020. The 2020 number will not be known until after 2020 year-end.

Settlement. Awards under all of the current PSP programs are denominated in shares, but are paid in cash at the end of their respective performance periods. Performance can range from 0-200 percent of target.

Active PSP Programs. The programs in effect during 2018 were the PSP 2016-2018, PSP 2017-2019, and PSP 2018-2020.

After the close of the PSP 2016-2018, the Compensation Committee considered the following results when approving the payout of 80 percent of target.

•

Absolute ROCE: Absolute ROCE for the three-year performance period was 10.4 percent, or 0.4 percentage points above target, resulting in a payout of 127 percent of target, which was weighted at 25 percent. ROCE, as used in our PSP program, is a non-GAAP financial measure. See Appendix A for additional information.

•

Relative ROCE: Relative ROCE performance for the three-year performance period was 6th out of 16, including 15 peer companies and Phillips 66. This performance resulted in a payout of 134 percent for relative ROCE, which was weighted at 25 percent.

2019 PROXY STATEMENT    37

COMPENSATION DISCUSSION AND ANALYSIS

•

Relative TSR: TSR for the three-year performance period was 14.1 percent, which placed 14th out of 16 on a relative basis, made up of 14 peer companies, the S&P 100 Index, and Phillips 66. This performance resulted in a payout of 25 percent of target for relative TSR, which was weighted at 50 percent.

Accordingly, the Compensation Committee approved payouts for all of our NEOs for PSP 2016-2018. The payment was made in February 2019 and is described further in the footnotes of the SUMMARY COMPENSATION TABLE.

Stock Option Program

In 2018, 25 percent of the LTI target value was delivered to executives in the form of stock options. These awards are inherently performance-based, as the stock price must increase before the executive can realize any value. We believe stock options drive behaviors and actions that enhance long-term shareholder value.

Stock options are typically granted in February each year. The number of options awarded is calculated based on the Black-Scholes-Merton model. The exercise price of stock options is set at 100 percent of the fair market value of our common stock on the date of grant. Stock options granted to our NEOs in February 2018 vest ratably over a three-year period and have a ten-year term. Stock options do not have voting rights and are not entitled to receive dividends.

Restricted Stock Units

In 2018, 25 percent of the LTI target value was delivered to executives in the form of RSUs. The Compensation Committee believes maintaining RSUs in our LTI program complements the overall compensation mix for our executives by:

•	driving the right behaviors and actions consistent with creating shareholder value;

•	providing diversification of compensation in recognition of the cyclical nature of our industry;

•	resulting in actual share ownership aligned with our stock ownership guidelines; and

•	supporting executive retention.

RSUs are typically granted in February each year. The number of RSUs is determined based on the fair market value of Company stock on the date of grant. RSUs awarded to our NEOs in February 2018 cliff vest at the end of the three-year holding period and will be delivered to the NEOs in the form of Company stock. These RSUs do not carry voting rights but do earn dividend equivalents during the vesting period. The Compensation Committee assesses the individual performance of each NEO, and based on that assessment may adjust an award by up to +/–30 percent of the target amount at grant. The CEO provides input regarding awards made to all NEOs (other than himself). The Compensation Committee evaluates the individual performance of the CEO.

2018 LTI Compensation

The Compensation Committee approved the following LTI for the NEOs for 2018. The Compensation Committee considered the individual performance of each NEO as outlined above when determining the target values. These values do not reflect prospective promotional adjustments to PSP targets and may not match the accounting values presented in the GRANTS OF PLAN-BASED AWARDS table.

NAME	PSP 2018-2020 (1) ($)	STOCK OPTIONS (2) ($)	RSUs (3) ($)	TOTAL TARGET ($)
Greg Garland	6,080,279	3,040,140	3,040,140	12,160,559
Kevin Mitchell	1,980,040	900,018	990,020	3,870,078
Robert Herman	1,182,383	537,447	591,192	2,311,022
Paula Johnson	1,360,640	618,473	680,320	2,659,433
Tim Roberts	1,176,655	534,843	588,327	2,299,825
(1)	PSP 2018-2020 targets include individual adjustments for Mr. Mitchell (+10 percent), Mr. Herman (+10 percent), Ms. Johnson (+10 percent), and Mr. Roberts (+10 percent).
(2)	The Compensation Committee did not approve any individual adjustments to stock option targets.
(3)	RSU targets include individual adjustments for Mr. Mitchell (+10 percent), Mr. Herman (+10 percent), Ms. Johnson (+10 percent), and Mr. Roberts (+10 percent).

38    2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group Comparisons

We utilize both a compensation peer group and a performance peer group due to the size of our Company and diversification of assets. The Compensation Committee reviews these peer groups annually and adjusts as necessary. We benchmark against large companies, as measured by asset value and market capitalization, to set target compensation using the compensation peer group. We assess our relative performance against peers in the industries in which we operate using the performance peer group. While our unique portfolio of assets provides an advantage to investors, it does necessitate using two peer groups to appropriately align compensation and assess performance.

Compensation Peer Group

Relative analysis. We use the compensation peer group to evaluate and determine compensation levels for our NEOs, including base salary adjustments and targets for our annual bonus and LTI programs.

Criteria for selection. Our compensation peer group consists of companies that have similar jobs and job scope as our NEOs. The compensation peer group primarily consists of large companies with significant capital investments and complex international operations.

Our compensation peer group includes companies that are comparable to Phillips 66 based on three primary criteria—assets, market capitalization, and business operations. Revenue is a secondary criteria due to the nature of our operations. The Compensation Committee believes each of these criteria is necessary to fully reflect the complex nature of our business and determine the optimal group of companies with which to compare Phillips 66.

Companies included. The table below shows the companies in our 2018 compensation peer group. At the time the compensation peer group was determined, we were 46th percentile in assets, 39th percentile in market value, and 75th percentile in revenue.

2018 Compensation Peer Group
Anadarko Petroleum Corporation (APC)	Enterprise Products Partners L.P. (EPD)	Honeywell International Inc.(HON)
Andeavor (ANDV)	Exxon Mobil Corporation (XOM)	LyondellBasell Industries N.V. (LYB)
Archer-Daniels-Midland Company (ADM)	Ford Motor Company (F)	Marathon Petroleum Corporation (MPC)
Chevron Corporation (CVX)	General Motors Company (GM)	Schlumberger Limited (SLB)
ConocoPhillips (COP)	Halliburton Company (HAL)	Valero Energy Corporation (VLO)
DowDuPont Inc. (DWDP)

Changes for 2019. As part of its annual review of peer group composition, the Compensation Committee determined to make no changes, other than to remove Andeavor (ANDV) following its acquisition by Marathon Petroleum Corporation (MPC). At the time of the review, we were 47th percentile in assets, 48th percentile in market value, and 75th percentile in revenue.

Performance Peer Group

Relative analysis. The performance peer group is used to evaluate relative business results in our Performance Share Program. This includes both relative TSR and relative ROCE. We also evaluate our relative TSR performance against the S&P 100 Index, which the Compensation Committee believes is an appropriate comparison for performance purposes because the index reflects the companies with which we compete for capital in the broader market.

Criteria for selection. Phillips 66 is uniquely positioned in the energy industry, with a large refining and marketing base, a growing midstream NGL business and significant petrochemical exposure. To reflect our unique portfolio of assets, we include companies operating in each of our three major businesses. We believe that our performance peer group is representative of the companies that investors use for relative performance comparisons.

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COMPENSATION DISCUSSION AND ANALYSIS

Companies included. The table below shows the performance peer group that was established for evaluating both relative TSR and relative ROCE for the three-year performance period ended December 31, 2018.

Refining and Marketing	Midstream	Chemicals
Delek US Holdings, Inc. (DK)	Energy Transfer Equity, L.P. (ETE)	Celanese Corporation (CE)
HollyFrontier Corporation (HFC)	Enterprise Products Partners L.P. (EPD)	The Dow Chemical Company (DOW)
Marathon Petroleum Corporation (MPC)	ONEOK, Inc. (OKE)	Eastman Chemical Company (EMN)
PBF Energy Inc. (PBF)	Targa Resources Corp. (TRGP)	Huntsman Corporation (HUN)
Tesoro Corporation (TSO)		Westlake Chemical Corporation (WLK)
Valero Energy Corporation (VLO)
Western Refining Inc. (WNR)

During the performance period, the following mergers and acquisitions occurred which impacted our peer group:

•

In June 2017, Tesoro Corporation acquired Western Refining Inc. and the combined company changed its name to Andeavor (ANDV). Each of Tesoro and Western Refining was in our performance peer group; after the acquisition we included the combined company.

•

In August 2017, The Dow Chemical Company and E. I. du Pont de Nemours and Company completed their merger, forming DowDuPont (DWDP). The Dow Chemical Company was previously in our performance peer group; following the merger we included the combined company.

•

In October 2018, Marathon Petroleum Corporation acquired Andeavor. Each of Marathon Petroleum Corporation and Andeavor was in our performance peer group; after the acquisition we included the combined company.

Changes for 2019. For performance periods beginning in 2019, the Compensation Committee reviewed the current performance peers and determined to make no changes, with the exception of removing Andeavor (ANDV) following its acquisition by Marathon Petroleum Corporation (MPC).

OTHER BENEFITS AND PERQUISITES

Below is a summary of other compensation elements available to our NEOs:

Broad-Based Employee Benefit Programs

NEOs participate in the same basic benefits package available to our other U.S. salaried employees. This package includes qualified pension; 401(k) plan; medical, dental, vision, life, and accident insurance plans, as well as flexible spending arrangements for health care and dependent care expenses; and our matching gift program.

Additional Executive Perquisites

Consistent with our compensation philosophy to provide compensation and benefits aligned with market practice, we provide our NEOs financial planning and executive health benefits. These benefits were imputed to the executives and included in All Other Compensation in the SUMMARY COMPENSATION TABLE. We did not provide a gross-up for these benefits.

Comprehensive Security Program

The Board has adopted a comprehensive security program to address the increased security risks for certain senior executives. Mr. Garland was the only NEO in 2018 designated by the Board as requiring increased security under this program. The program allows for certain additional security measures in specific situations when the senior executive is traveling by car or airplane. An additional security review of the NEO’s personal residences is also included. Any additional costs to the Company for these activities are reported as All Other Compensation and included in the SUMMARY COMPENSATION TABLE.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Retirement Plans

We maintain the following supplemental retirement plans for our NEOs.

•

Phillips 66 Key Employee Deferred Compensation Plan (KEDCP)—This voluntary deferred compensation plan provides tax-efficient retirement savings by allowing executives to voluntarily defer both the receipt and taxation of a portion of their base salary and annual bonus until a specified date or when they leave the Company. Further information is provided in the NONQUALIFIED DEFERRED COMPENSATION table.

•

Phillips 66 Defined Contribution Make-Up Plan (DCMP)—This defined contribution restoration plan restores benefits capped under our qualified defined contribution plan due to Internal Revenue Code (IRC) limits. Further information is provided in the NONQUALIFIED DEFERRED COMPENSATION table.

•

Phillips 66 Key Employee Supplemental Retirement Plan (KESRP)—This defined benefit restoration plan restores Company-sponsored benefits capped under the qualified defined benefit pension plan due to IRC limits. Further information is provided in the PENSION BENEFITS AS OF DECEMBER 31, 2018 table.

Executive Life Insurance

We provide life insurance policies to all U.S.-based employees with a face value approximately equal to their annual base salary. For our NEOs, the face value of this coverage is approximately two times their annual base salary.

Executive Severance and Change in Control Plans

We do not maintain individual severance or change in control (CIC) agreements with our executives. However, we maintain the Phillips 66 Executive Severance Plan (ESP) and the Phillips 66 CICSP to accomplish several specific objectives, including:

•	ensuring shareholder interests are protected during business transactions by providing benefits that promote senior management stability;

•	providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss; and

•	competing effectively in attracting and retaining executives in an industry that features frequent acquisitions and divestitures.

Executives may not participate in both plans as a result of the same severance event. Among other benefits, the ESP provides a payment equal to one and one-half or two times the executive’s base salary, depending on salary grade level, and the executive’s current target annual bonus if he or she is involuntarily terminated without cause. The CICSP provides a payment equal to two or three times the sum of the executive’s base salary and the greater of his or her target bonus or average of the last two bonus payments, depending on salary grade level. The executive must be involuntarily terminated without cause in connection with a change in control or terminate employment for good reason within two years after the change in control to be eligible for a CICSP payment. We believe this “double trigger” requirement is in the best interest of shareholders and is considered a best practice.

Details of potential payments under these plans are outlined in the POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL section. These plans do not provide any excise tax gross-up protections.

Personal Use of Company Aircraft

The primary purpose of our corporate aircraft is to facilitate Company business. In the course of conducting Company business, executives may occasionally invite a family member or other personal guest to travel with them to attend a meeting or function. When such travel is deemed taxable to the executive, we provide further payments to reimburse the costs of the inclusion of this item in his or her taxable income.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION GOVERNANCE

Clawback Provisions

Short- and long-term compensation, deferred compensation and nonqualified retirement benefits received by any executive are subject to clawback provisions if financial or other data is materially misstated due to negligence or misconduct on the part of the executive, as determined by the Compensation and Audit Committees.

Stock Ownership

The Compensation Committee believes requiring executives to retain shares of Phillips 66 common stock helps align executive performance with shareholder value creation and mitigates compensation risk. Our stock ownership guidelines require executives to own Phillips 66 common stock, valued as a multiple of the executive’s base salary, within five years from the date the executive becomes subject to the guidelines, as shown below:

EXECUTIVE LEVEL	SALARY MULTIPLE
Chairman and CEO	6
Executive Vice President	3-5

Shares of Phillips 66 common stock owned and RSUs are included when determining whether an executive has met the required ownership levels. Compliance with the stock ownership guidelines is reviewed annually. All NEOs currently comply with these stock ownership guidelines or are on track to comply within the applicable five-year period.

Tax Considerations—Internal Revenue Code Section 162(m)

IRC Section 162(m) places a $1 million limit on compensation that we may deduct for federal income tax purposes in any one year with respect to certain “covered employees.” Prior to the passage of the Tax Cuts and Jobs Act in December 2017, such covered employees included our chief executive officer and our three other most highly compensated executive officers (excluding our chief financial officer). The $1 million deduction limitation was subject to an exemption for performance-based compensation.

With the enactment of the Tax Cuts and Jobs Act, the Section 162(m) performance-based compensation exemption has been repealed and the $1 million deduction limit now applies to our chief financial officer, as well as our chief executive officer and our three other most highly compensated executive officers. Further, once an executive officer becomes a “covered employee” the $1 million deduction limit continues to apply to compensation paid to such executive officer at any time, including any future roles within the company, any termination or retirement payments, and payments occurring after their death. The new Tax Cuts and Jobs Act rules generally apply to us starting with our taxable year that commenced January 1, 2018, but the rules do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after that date.

We monitor the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying executive compensation for deductibility. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Compensation Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

Trading Policies

Our insider trading policy prohibits all employees and directors from trading Company stock while in possession of material, non-public information. This policy requires executives and directors, as well as employees with regular access to insider information, to follow specific pre-clearance procedures before entering into transactions in our stock. Our policy also prohibits hedging transactions related to our stock or pledging our stock, including any stock the executive or director may hold in excess of his or her stock ownership guideline requirements.

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COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant

The primary role of the independent executive compensation consultant retained by the Compensation Committee is to advise the Compensation Committee on:

•	our compensation programs and processes relative to external corporate governance standards;

•	the appropriateness of our executive compensation programs in comparison to those of our peers; and

•	the effectiveness of the compensation programs in accomplishing the objectives set by the Compensation Committee with respect to executives.

In 2018, the Compensation Committee retained Mercer as its independent executive compensation consultant. The Compensation Committee evaluated whether Mercer’s work raised any conflict of interest and determined that no such conflict existed. During 2018, fees paid to Mercer in its role as the independent compensation consultant for the Compensation Committee totaled $217,318. In addition, the Company paid fees to Mercer totaling $1,379,167 during 2018 for all other services performed for the Company. These services can be broken down as 14 percent related to administration of pension liabilities in international locations that have been sold, 32 percent related to administration of ongoing international benefit plans, 10 percent related to Human Resources consulting engagements, and 44 percent related to insurance and surety bonds.

Compensation Risk Assessment

The Compensation Committee oversees management’s risk assessment of all elements of our compensation programs, policies and practices for all employees. Management has concluded that our compensation programs, policies and practices are not reasonably likely to have a material adverse effect on the Company. Relevant provisions of our programs include, but are not limited to:

•	VCIP and LTI metrics are aligned with our corporate strategy to ensure continued focus on actions that drive shareholder value.

•	VCIP and LTI compensation targets increase with each pay grade, emphasizing shareholder value creation over time.

•	Maximum payouts under VCIP and PSP programs are appropriately limited to balance risk-taking with long-term strategic goals.

•

Maintaining a level of discretion in the performance-based programs, which enables the Compensation Committee to award zero payouts to executives who perform poorly or when warranted by Company performance.

•	Clawback provisions that allow for reduction in awards for executives who expose the Company to undue risk.

•	LTI design that provides incentives for executive retention and Company and individual performance.

•	Stock ownership guidelines, anti-pledging policies, and anti-hedging policies that align executive interests with those of shareholders.

The Compensation Committee considers senior management succession planning a core part of the Company’s risk management program. The Compensation Committee regularly reviews with the CEO succession planning for senior leadership positions (other than the CEO position itself, for which succession planning is reviewed by the Nominating Committee), and the timing and development required to ensure continuity of leadership over the short- and long-terms, to manage risk in this area.

ROLE OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Authority and Responsibilities

The Compensation Committee is responsible for providing independent, objective oversight of our executive compensation programs and determining the compensation for our CEO and anyone who meets our definition of a Senior Officer. Currently, our internal guidelines define a Senior Officer as an officer of the Company who reports directly to the CEO or any other officer of the Company who is either a Senior Vice President or above or a reporting officer under Section 16(b) of the Exchange Act. As of December 31, 2018, we had 11 Senior Officers. In addition, the Compensation Committee acts as plan administrator of the compensation programs and benefit plans for our CEO and Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and benefits.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee oversees the Company’s executive compensation philosophy, policies, plans and programs for our CEO and Senior Officers to ensure:

•	alignment of our executive compensation programs with the long-term economic interests of shareholders;

•	competitiveness of compensation within the markets in which Phillips 66 competes for talent;

•	retention of top talent; and,

•	development of a diverse talent pool with respect to CEO and Senior Officer succession planning.

One of the Compensation Committee’s responsibilities is to assist the Board in its oversight of the integrity of the Company’s COMPENSATION DISCUSSION AND ANALYSIS. The HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT summarizes certain Compensation Committee activities concerning compensation earned during 2018 by our NEOs.

A complete listing of the authority and responsibilities of the Compensation Committee is set forth in its written charter adopted by the Board of Directors, which is available in the “Investors” section of our website under the caption “Corporate Governance.”

Members

The Compensation Committee consists of four members who meet all requirements for “non-employee,” “independent” and “outside” director status under the Exchange Act, NYSE listing standards, and the IRC, respectively. The members of the Compensation Committee and the member to be designated as Chair, like the members and Chairs of all the Board committees, are reviewed periodically by the Nominating Committee, which recommends committee appointments to the full Board. The Board of Directors has final approval of the committee structure of the Board.

Meetings

The Compensation Committee holds regularly scheduled meetings in association with regular Board meetings and meets by teleconference between such meetings as necessary to discharge its duties. The Compensation Committee reserves time at each regularly scheduled meeting to review matters in executive session without management present except as specifically requested by the Compensation Committee. In 2018, the Compensation Committee had five regularly scheduled meetings and one additional telephonic meeting. More information regarding the Compensation Committee’s activities at such meetings can be found in the COMPENSATION DISCUSSION AND ANALYSIS.

Continuous Improvement

The Compensation Committee is committed to a process of continuous improvement in exercising its responsibilities. To that end, the Compensation Committee:

•	receives ongoing training regarding best practices for executive compensation;

•	regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance;

•	annually reviews its charter and proposes any desired changes to the Board of Directors;

•	annually conducts a self-assessment of its performance that evaluates the effectiveness and seeks ideas to improve its processes and oversight;

•	regularly reviews and assesses whether the Company’s executive compensation programs are having the desired effects without encouraging an inappropriate level of risk; and

•	regularly reviews all its activities, including its self-assessment and a compensation risk assessment, with the full Board of Directors.

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COMPENSATION DISCUSSION AND ANALYSIS

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

Review with Management. The Compensation Committee has reviewed and discussed with management the COMPENSATION DISCUSSION AND ANALYSIS presented in this proxy statement.

Discussions with Independent Executive Compensation Consultant. The Compensation Committee has discussed with Mercer, an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the Compensation Committee for 2018. Mercer was retained directly by the Compensation Committee, independent of the management of the Company. The Compensation Committee has received written disclosure from Mercer confirming the consultant’s independence, has discussed with Mercer its independence from Phillips 66, and believes Mercer to be independent of management.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS be included in the Phillips 66 proxy statement on Schedule 14A and the Phillips 66 Annual Report on Form 10-K for the year ended December 31, 2018.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

Dr. Marna C. Whittington, Chairperson

Gary K. Adams

Harold W. McGraw III

Glenn F. Tilton

2019 PROXY STATEMENT    45

EXECUTIVE COMPENSATION TABLES

The following tables and accompanying narrative disclosures provide information concerning total compensation earned by our CEO and other NEOs as of December 31, 2018, for services to Phillips 66 or any of our subsidiaries during 2018, 2017 and 2016.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for our NEOs for fiscal years 2018, 2017 and 2016.

NAME AND POSITION	YEAR	SALARY(1) ($)	BONUS(2) ($)	STOCK AWARDS(3) ($)	OPTION AWARDS(4) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(5) ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(6) ($)	ALL OTHER COMPENSATION(7) ($)	TOTAL ($)
Greg Garland Chairman and Chief Executive Officer	2018	1,675,008	—	9,353,917	3,041,430	4,958,024	—	249,956	19,278,335
	2017	1,666,676	—	8,785,668	2,951,040	3,733,354	6,270,030	244,128	23,650,896
	2016	1,616,816	—	8,677,840	2,861,166	3,751,013	7,897,187	251,272	25,055,294
Kevin Mitchell Executive Vice President, Finance and Chief Financial Officer	2018	826,696	—	3,046,107	902,084	1,777,396	138,280	116,580	6,807,143
	2017	709,456	—	1,597,830	537,632	934,708	124,156	93,540	3,997,322
	2016	688,448	—	1,732,942	520,212	760,735	100,918	67,857	3,871,112
Robert Herman Executive Vice President, Refining	2018	710,820	—	1,819,033	537,940	1,299,024	124,871	652,145	5,143,833
	2017	689,568	—	1,701,495	520,672	820,586	208,340	1,572,730	5,513,391
	2016	661,608	—	1,621,773	486,432	815,432	223,973	646,450	4,455,668
Paula Johnson Executive Vice President, Legal and Government Affairs, General Counsel and Corporate Secretary	2018	771,544	—	2,093,245	618,631	1,388,779	368,541	81,585	5,322,325
	2017	742,148	—	1,904,666	581,728	1,035,296	1,125,884	82,714	5,472,436
	2016	698,976	—	1,847,570	553,992	912,164	939,432	90,168	5,042,302

Tim Roberts Executive Vice President, Midstream	2018	710,260	—	1,810,213	535,871	1,298,000	107,410	75,521	4,537,275
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
(1)	Includes any base salary amounts that were voluntarily deferred under our KEDCP.

(2)

Because our annual bonus program (VCIP) has mandatory performance measures that must be achieved before any payout can be made to our NEOs, VCIP payments are shown in the Non-Equity Incentive Plan Compensation column of the table rather than the Bonus column.

(3)

Amounts shown represent the aggregate grant date fair value of RSU and PSP awards determined in accordance with U.S. GAAP. Assumptions used in calculating these amounts are included in Note 20—Share-Based Compensation in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018 (our “2018 Form 10-K”).

The PSP target award included in 2016 has a performance period that ends in 2018. The PSP target award included in 2017 has a performance period that ends in 2019. The PSP target award included in 2018 has a performance period that ends in 2020.

Amounts shown relating to PSP are targets because target is the probable outcome for the applicable performance period, consistent with the accounting treatment under GAAP. If the maximum payout were used for the PSP awards, the amounts shown relating to PSP would double, although the value of the actual payout would depend on the stock price at the time of the payout. If the minimum payout were used, the amounts for PSP awards would be reduced to zero. Actual payouts with regard to the targets set for the performance period that ended in 2018 were approved by the Compensation Committee at its February 2019 meeting. Those payouts were as follows (with values shown at fair market value on the date of payout): Mr. Garland, $5,174,926; Mr. Mitchell, $1,142,456; Mr. Herman, $967,097; Ms. Johnson, $1,101,807; and Mr. Roberts, $939,473.

Earned payouts under the PSP 2016-2018 have been, and under the PSP 2017-2019 and PSP 2018-2020 are expected to be, made in cash at the end of the applicable performance period and will be forfeited if the NEO is terminated prior to the end of the performance period (other than for death or following disability or after a change in control). If the NEO retires after age 55 and with five years of service, the NEO is entitled to a prorated award for any ongoing program in which he or she participated for at least 12 months.

(4)

Amounts shown represent the aggregate grant date fair value of awards determined in accordance with GAAP. Assumptions used in calculating these amounts are included in Note 20—Share-Based Compensation in the Notes to Consolidated Financial Statements in our 2018 Form 10-K.

(5)

These are amounts paid under our annual bonus program (VCIP), including bonus amounts that were voluntarily deferred under our KEDCP. See note (2) above. These amounts were paid in February 2019, following the performance year.

(6)

Reflects the actuarial increase in the present value of the benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For 2018, the Change in Pension Value resulted in a negative amount for Mr. Garland ($2,162,861). There are no deferred compensation earnings reported in this column, as our nonqualified deferred compensation plans do not provide above-market or preferential earnings.

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EXECUTIVE COMPENSATION TABLES

(7)

We offer limited perquisites to our NEOs, which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, are reflected in the All Other Compensation column as summarized below:

NAME	COMPANY CONTRIBUTIONS TO NONQUALIFIED DEFINED CONTRIBUTION PLANS(a) ($)	EXECUTIVE GROUP LIFE INSURANCE PREMIUMS(b) ($)	WELLNESS PROGRAMS AND EXECUTIVE HEALTH PHYSICAL(c) ($)	FINANCIAL COUNSELING(d) ($)	MATCHING CONTRIBUTIONS UNDER THE TAX-QUALIFIED SAVINGS PLAN(e) ($)	MATCHING GIFT PROGRAM(f) ($)	MISCELLANEOUS PERQUISITES AND TAX PROTECTION(g) ($)	PERSONAL USE OF COMPANY AIRCRAFT(h) ($)
Greg Garland	94,636	13,266	579	17,453	27,500	—	23,967	72,555
Kevin Mitchell	32,635	2,282	1,302	17,495	27,500	21,000	14,366	—
Robert Herman	24,237	3,668	100	17,303	27,500	25,350	553,987	—
Paula Johnson	28,640	3,981	1,039	—	27,500	12,500	7,925	—
Tim Roberts	24,181	3,665	—	—	27,500	15,000	5,175	—
(a)

Under the terms of our nonqualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs. See the NONQUALIFIED DEFERRED COMPENSATION table and accompanying narrative and notes for more information.

(b)

We maintain life insurance policies and/or death benefits for all our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. We maintain group life insurance policies on each of our NEOs equal to approximately two times his or her annual salary. The amounts shown are for premiums paid by us to provide the additional group life insurance above what is provided to the broad-based employees.

(c)	Costs associated with executive physicals.

(d)	Costs associated with financial counseling and estate planning services with approved provider.

(e)	Under the terms of our tax-qualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs.

(f)

We maintain a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched by the Company. The program matches up to $15,000 annually. The amounts shown reflect the actual payments made by us in 2018, which due to processing delays can include contributions in 2017 that were matched by the Company in 2018 and are therefore reported in this proxy statement.

(g)

The amounts shown primarily reflect payments by us relating to certain taxes incurred by the NEOs. Mr. Herman received tax assistance after he exercised stock options that he had been granted while an expatriate employee prior to becoming an NEO ($545,675). All expatriate employees receive this tax assistance. We also provide tax assistance when we request family members or other guests to accompany an NEO to a Company function and, as a result, the NEO is deemed to make personal use of Company assets such as Company aircraft and thereby incurs imputed income. We believe this type of expense is appropriately characterized as a business expense and, if the NEO incurs imputed income in accordance with applicable tax laws, we will generally reimburse the NEO for any increased tax costs (Mr. Garland $19,989; Mr. Mitchell $14,107; Mr. Herman $8,053; Ms. Johnson $7,684; and Mr. Roberts $4,907). We also occasionally provide small gifts with tax assistance (such as duffel bags, jackets, and ornaments received as a member of the Board or the Executive Leadership Team) and companion travel expenses. The total cost of these benefits and their tax assistance are as follows: Mr. Garland $259; Mr. Herman $259; Ms. Johnson $241; Mr. Mitchell $259; and Mr. Roberts $268.

Also included are benefits required for employees covered under our Comprehensive Security Program, which currently includes only Mr. Garland. Under the Comprehensive Security Program Mr. Garland is provided with the use of a car and driver when security deems it required and home security fees that are in excess of the cost of a system typical for homes in his neighborhood ($3,719).

(h)

The Phillips 66 Comprehensive Security Program requires in certain circumstances that Mr. Garland fly on Company aircraft. The amount presented above represents the approximate incremental cost to Phillips 66 for personal use of the aircraft. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. Incremental costs for flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights, are included in the calculation.

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EXECUTIVE COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

The following table provides additional information about plan-based compensation disclosed in the SUMMARY COMPENSATION TABLE. This table includes both equity and non-equity awards.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(4) (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5) ($)
NAME	GRANT DATE(1)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Greg Garland		—	2,680,013	6,700,033	—	—	—	—	—	—	—
	2/6/2018	—	—	—	—	—	—	32,052	—	—	3,040,132
	2/6/2018	—	—	—	—	66,566	133,132	—	—	—	6,313,785
	2/6/2018	—	—	—	—	—	—	—	147,000	94.850	3,041,430
Kevin Mitchell		—	826,696	2,066,740	—	—	—	—	—	—	—
	2/6/2018	—	—	—	—	—	—	10,438	—	—	990,044
	2/6/2018	—	—	—	—	21,677	43,354	—	—	—	2,056,063
	2/6/2018	—	—	—	—	—	—	—	43,600	94.850	902,084
Robert Herman		—	604,197	1,510,493	—	—	—	—	—	—	—
	2/6/2018	—	—	—	—	—	—	6,233	—	—	591,200
	2/6/2018	—	—	—	—	12,945	25,890	—	—	—	1,227,833
	2/6/2018	—	—	—	—	—	—	—	26,000	94.850	537,940
Paula Johnson		—	694,390	1,735,975	—	—	—	—	—	—	—
	2/6/2018	—	—	—	—	—	—	7,173	—	—	680,359
	2/6/2018	—	—	—	—	14,896	29,792	—	—	—	1,412,886
	2/6/2018	—	—	—	—	—	—	—	29,900	94.850	618,631
Tim Roberts		—	603,721	1,509,303	—	—	—	—	—	—	—
	2/6/2018	—	—	—	—	—	—	6,203	—	—	588,355
	2/6/2018	—	—	—	—	12,882	25,764	—	—	—	1,221,858
	2/6/2018	—	—	—	—	—	—	—	25,900	94.850	535,871
(1)	The grant date shown is the date on which the Compensation Committee approved the target awards.

(2)

Threshold and maximum awards are based on the provisions in the VCIP. Actual awards earned can range from 0 to 200 percent of the target awards, with a further possible adjustment of +/–50 percent of the target award depending on individual performance. The Compensation Committee retains the authority to make awards under the program and to use its judgment in adjusting awards, including making awards greater than the amounts shown in the table above, provided the award does not exceed amounts permitted under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66. Actual payouts under the annual bonus program for 2018 are calculated using base salary earned in 2018 and reflected in the “Non-Equity Incentive Plan Compensation” column of the SUMMARY COMPENSATION TABLE.

(3)

Threshold and maximum awards are based on the provisions of the PSP. Actual awards earned can range from 0 to 200 percent of the target awards. Performance periods under the PSP cover a three-year period, and since a new three-year period commences each year, there could be three overlapping performance periods ongoing at any time. In 2018, targets for each NEO were set with respect to an award for the three-year performance period beginning in 2018 and ending in 2020. The Compensation Committee retains the authority to make awards under the PSP using its judgment, including making awards greater than the maximum payout shown in the table above, provided the award does not exceed amounts permitted under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

(4)	RSUs that were granted in 2018 and will vest in 2021.

(5)

For equity incentive plan awards, these amounts represent the grant date fair value at target level under the PSP as determined in accordance with GAAP. For Stock Option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton-based methodology. Actual value realized upon option exercise depends on market prices at the time of exercise. For other stock awards, these amounts represent the grant date fair value of the RSU awards determined in accordance with GAAP. See Note 20—Share-Based Compensation in the Notes to Consolidated Financial Statements in our 2018 Form 10-K, for a discussion of the relevant assumptions used in this determination.

48    2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table lists outstanding Phillips 66 equity grants for each NEO as of December 31, 2018.

		OPTION AWARDS(1)				STOCK AWARDS
NAME	GRANT DATE(2)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE(3) (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(4) (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(5) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Greg Garland	2/9/2012	42,728	—	32.030	2/9/2022	—	—	—	—
	2/7/2013	158,500	—	62.170	2/7/2023	—	—	—	—
	2/6/2014	126,300	—	72.255	2/6/2024	—	—	—	—
	2/3/2015	146,700	—	74.135	2/3/2025	—	—	—	—
	2/2/2016	112,933	56,467	78.620	2/2/2026	—	—	—	—
	2/7/2017	58,000	116,000	78.475	2/7/2027
	2/6/2018	—	147,000	94.850	2/6/2028	—	—	—	—
		—	—	—	—	482,722	41,586,500	281,874	24,283,445
Kevin Mitchell	2/3/2015	9,900	—	74.135	2/3/2025	—	—	—	—
	2/2/2016	20,533	10,267	78.620	2/2/2026	—	—	—	—
	2/7/2017	10,566	21,134	78.475	2/7/2027	—	—	—	—
	2/6/2018	—	43,600	94.850	2/6/2028	—	—	—	—
		—	—	—	—	24,538	2,113,949	75,908	6,539,474
Robert Herman	2/9/2012	47,433	—	32.030	2/9/2022	—	—	—	—
	2/7/2013	12,300	—	62.170	2/7/2023	—	—	—	—
	2/6/2014	11,400	—	72.255	2/6/2024	—	—	—	—
	2/3/2015	23,500	—	74.135	2/3/2025	—	—	—	—
	2/2/2016	19,200	9,600	78.620	2/2/2026
	2/7/2017	10,233	20,467	78.475	2/7/2027
	2/6/2018	—	26,000	94.850	2/6/2028	—	—	—	—
		—	—	—	—	66,848	5,758,955	54,696	4,712,060
Paula Johnson	2/7/2013	12,000	—	62.170	2/7/2023	—	—	—	—
	2/6/2014	19,600	—	72.255	2/6/2024	—	—	—	—
	2/3/2015	25,100	—	74.135	2/3/2025
	2/2/2016	21,866	10,934	78.620	2/2/2026
	2/7/2017	11,433	22,867	78.475	2/7/2027
	2/6/2018	—	29,900	94.850	2/6/2028	—	—	—	—
		—	—	—	—	68,662	5,915,231	62,038	5,344,574
Tim Roberts	4/4/2016	18,933	9,467	85.973	4/4/2026	—	—	—	—
	2/7/2017	10,233	20,467	78.475	2/7/2027	—	—	—	—
	2/6/2018	—	25,900	94.850	2/6/2028	—	—	—	—
		—	—	—	—	18,860	1,624,789	51,950	4,475,493
(1)

All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions upon transferability.

2019 PROXY STATEMENT    49

EXECUTIVE COMPENSATION TABLES

(2)

The dates presented in this column represent the respective dates on which the awards were granted by ConocoPhillips for grants prior to the spin-off from ConocoPhillips, and by Phillips 66 for all other awards. The awards granted prior to the spin-off were converted to Phillips 66 equity awards in connection with the spin-off and in accordance with the Employee Matters Agreement and remain subject to the same general terms and conditions.

(3)

The options shown in this column vested and became exercisable in 2018 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(4)

These amounts include unvested restricted stock and RSUs awarded under the PSP for performance periods that ended on or before December 31, 2014 and awarded as annual awards. All awards for performance periods that ended on or before December 31, 2014 continue to have restrictions upon transferability. Restrictions on PSP awards for performance periods that ended on or before December 31, 2010 lapse upon separation from service. Restrictions on PSP awards for later performance periods lapse five years from the grant date unless the NEO elected prior to the beginning of the performance period to defer lapsing of the restrictions until separation from service. Awards are subject to forfeiture if, prior to lapsing, the NEO separates from service for a reason other than death, disability, layoff, retirement after reaching age 55 with five years of service, or after a change of control, although the Compensation Committee has the authority to waive forfeiture. The awards have no voting rights, but do entitle the holder to receive dividend equivalents in cash. The value of the awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2018 ($86.15).

(5)

Reflects potential awards from ongoing performance periods under the PSP for performance periods ending December 31, 2019 and December 31, 2020. These awards are shown at maximum; however, there is no assurance that awards will be granted at, below or above target after the end of the relevant performance periods, as the determination to make a grant and the amount of any grant is within the judgment of the Compensation Committee. Until an actual grant is made, these unearned awards pay no dividend equivalents. The value of these unearned awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2018 ($86.15).

OPTION EXERCISES AND STOCK VESTED FOR 2018

The following table summarizes the value received from stock option exercises and stock grants vested during 2018:

	OPTION AWARDS		STOCK AWARDS(1)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED UPON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED UPON VESTING ($)
Greg Garland	—	—	197,615	18,676,452
Kevin Mitchell	—	—	15,573	1,389,325
Robert Herman	—	—	24,868	2,321,846
Paula Johnson	—	—	28,778	2,741,946
Tim Roberts	—	—	10,747	939,473
(1)

Stock awards include RSUs that vested during the year, as well as the PSP 2016-2018 award that vested on December 31, 2018, and was paid out in cash in early 2019. The PSP awards were as follows: Mr. Garland 59,198 units valued at $5,174,926; Mr. Mitchell 13,071 units valued at $1,142,631; Mr. Herman 11,063 units valued at $967,097; Ms. Johnson 12,604 units valued at $1,101,807; and Mr. Roberts 10,747 units valued at $939,473.

50    2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

PENSION BENEFITS AS OF DECEMBER 31, 2018

Our defined benefit pension plan covering NEOs, the Phillips 66 Retirement Plan, consists of multiple titles with different terms. NEOs are only eligible to participate in one title at any time, but may have frozen benefits under one or more other titles.

	TITLE I	TITLE II (1)	TITLE IV
Current Eligibility	Mr. Garland	Mr. Herman (4), Mr. Mitchell, Mr. Roberts	Ms. Johnson
Normal Retirement	Age 65	Age 65	Age 65
Early Retirement (2)	Age 55 with five years of service or if laid off during or after the year in which the participant reaches age 50	Executives may receive their vested benefit upon termination of employment at any age	Age 50 with ten years of service
Benefit Calculation (2)	Calculated as the product of 1.6 percent times years of credited service multiplied by the final average eligible earnings	Based on monthly pay and interest credits to a nominal cash balance account created on the first day of the month after an executive’s hire date. Pay credits are equal to a percentage of total salary and annual bonus.	Calculated as the product of 1.6 percent times years of credited service multiplied by the final average eligible earnings
Final Average Earnings Calculation	Calculated using the three highest consecutive compensation years in the last ten calendar years before retirement plus the year of retirement	N/A	Calculated using the higher of the highest three years of compensation or the highest consecutive 36 months of compensation
Eligible Pension Compensation (3)	Includes salary and annual bonus	Includes salary and annual bonus	Includes salary and annual bonus
Benefit Vesting	All participants are vested in this title	Employees vest after three years of service	All participants are vested in this title
Payment Types	Allows payments in the form of several annuity types or a single lump sum
IRS limitations	Benefits under all Titles are limited by the IRC. In 2018, the compensation limit was $275,000. The IRC also limits the annual benefit available under these Titles expressed as an annuity. In 2018, that limit was $220,000 (reduced actuarially for ages below 62).

(1)

NEOs whose combined years of age and service total less than 44 receive a six percent pay credit, those with 44 through 65 receive a seven percent pay credit and those with 66 or more receive a nine percent pay credit. Interest credits are applied to the cash balance account each month. This credit is calculated by multiplying the value of the account by the interest credit rate, based on 30-year U.S. Treasury security rates adjusted quarterly.

(2)

An early benefit reduction is calculated on Title I by reducing the benefit 5% for each year before age 60 that benefits are paid. An early benefit reduction is calculated on Title III by reducing the benefit 6.67% for each year before age 60 that benefits are paid, unless the participant has at least 85 points awarded, with one point for each year of age and one point for each year of service. Title IV early benefit reduction is calculated by reducing the benefit by 5% per year for each year before age 57 that benefits are paid and 4% per year for benefits that are paid between ages 57 and 60. The benefit calculation for Titles I, III and IV is reduced by the product of 1.5% of the annual primary social security benefit multiplied by years of credited service, although a reduction limit of 50% of the primary Social Security benefit may apply.

(3)

Under Title I, if an executive receives layoff benefits, then the eligible compensation calculation also includes the annualized salary for the year of layoff (rather than the actual salary for that year) and years of service are increased by any period for which layoff benefits are calculated.

(4)

Mr. Herman has a frozen benefit under Title III from prior years of service with predecessor companies. Under Title III, normal retirement is age 65 and early retirement is age 55 with 10 years of service. Title III is similar to Title I, except that bonus is not eligible pension compensation and payout is made in the form of an annuity.

2019 PROXY STATEMENT    51

EXECUTIVE COMPENSATION TABLES

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2018.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE(1) (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Greg Garland	Phillips 66 Retirement Plan - Title I	29	1,661,813	—
	Phillips 66 Key Employee Supplemental Retirement Plan (2)	—	35,443,804	—
Kevin Mitchell	Phillips 66 Retirement Plan - Title II	5	101,447	—
	Phillips 66 Key Employee Supplemental Retirement Plan (2)	—	318,640	—
Robert Herman	Phillips 66 Retirement Plan - Title II	13	347,689	—
	Phillips 66 Retirement Plan - Title III	22	550,222	—
	Phillips 66 Key Employee Supplemental Retirement Plan (2)	—	834,918	—
Paula Johnson	Phillips 66 Retirement Plan - Title IV	16	710,792	—
	Phillips 66 Key Employee Supplemental Retirement Plan (2)	—	4,153,570	—
Tim Roberts	Phillips 66 Retirement Plan - Title IV	3	51,531	—
	Phillips 66 Key Employee Supplemental Retirement Plan (2)	—	170,722	—

(1)

Years of credited service include service recognized under the predecessor ConocoPhillips plans from which these plans were spun off effective May 1, 2012. Credited Service displays the number of years the NEO was in each applicable formula.

(2)

The Phillips 66 Key Employee Supplemental Retirement Plan restores Company-sponsored benefits capped under the qualified defined benefit pension plan due to IRC limits. All employees, including our NEOs, are eligible to participate in the plan.

NONQUALIFIED DEFERRED COMPENSATION

Our NEOs are eligible to participate in two nonqualified deferred compensation plans, the Phillips 66 KEDCP and the Phillips 66 DCMP.

The KEDCP allows NEOs to defer up to 50 percent of their salary and up to 100 percent of their VCIP. The default distribution option is a lump sum payment paid at least six months after separation from service. NEOs may elect to defer payments from one to five years, and to receive annual, semiannual or quarterly payments for a period of up to fifteen years. NEOs may also elect to defer their VCIP to a specific date in the future.

The DCMP is a nonqualified restoration plan for employer contributions that cannot be made to our 401(k) plan either due to an NEO’s salary deferral under the KEDCP or due to the IRC annual limit on compensation that may be taken into account under a qualified plan. Distributions are made as a lump sum six months after separation from service, unless the NEO elects to receive one to fifteen annual payments beginning at least one year after separation from service.

Each NEO directs investments of his or her individual accounts under the KEDCP and DCMP. Both plans provide a broad range of market-based investments, that may be changed daily. No investment provides above-market returns. The aggregate performance of these investments is reflected in the NONQUALIFIED DEFERRED COMPENSATION table below.

Benefits due under these plans are paid from our general assets, although we also maintain rabbi trusts that may be used to pay benefits. The trusts and the funds held in them are Company assets. In the event of our bankruptcy, NEOs would be unsecured general creditors.

52    2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

The following table provides information on nonqualified deferred compensation as of December 31, 2018:

NAME	APPLICABLE PLAN(1)	BEGINNING BALANCE ($)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR(2) ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR (3) ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END(4) ($)
Greg Garland	Phillips 66 Defined Contribution Make-Up Plan	1,261,289	—	94,636	(82,962)	—	1,272,963
	Phillips 66 Key Employee Deferred Compensation Plan	1,235,199	—	—	17,606	—	1,252,805
Kevin Mitchell	Phillips 66 Defined Contribution Make-Up Plan	90,329	—	32,635	(4,870)	—	118,094
	Phillips 66 Key Employee Deferred Compensation Plan	—	—	—	—	—	—
Robert Herman	Phillips 66 Defined Contribution Make-Up Plan	394,848	—	24,237	(22,027)	—	397,058
	Phillips 66 Key Employee Deferred Compensation Plan	2,119,714	—	—	(136,985)	—	1,982,729
Paula Johnson	Phillips 66 Defined Contribution Make-Up Plan	262,932	—	28,640	(35,643)	—	255,929
	Phillips 66 Key Employee Deferred Compensation Plan	—	—	—	—	—	—
Tim Roberts	Phillips 66 Defined Contribution Make-Up Plan	49,891	—	24,181	(4,136)	—	69,936
	Phillips 66 Key Employee Deferred Compensation Plan	—	—	—	—	—	—

(1)

We have two defined contribution deferred compensation programs for our executives — the DCMP and the KEDCP. As of December 31, 2018, participants in these plans had 91 investment options — 27 of the options were the same as those available in our 401(k) plan and the remaining options were other mutual funds approved by the plan administrator.

(2)	These amounts represent Company contributions under the DCMP. These amounts are also included in the “All Other Compensation” column of the SUMMARY COMPENSATION TABLE.

(3)	These amounts represent earnings on plan balances from January 1 to December 31, 2018. These amounts are not included in the SUMMARY COMPENSATION TABLE.

(4)

The total reflects contributions by our NEOs, contributions by us, and earnings on balances prior to 2018; plus contributions by our NEOs, and earnings from January 1, 2018 through December 31, 2018 (shown in the appropriate columns of this table, with amounts that are included in the SUMMARY COMPENSATION TABLE). The total includes all contributions by our NEOs and by us reported in this proxy statement and our proxy statements from prior years as follows: $812,928 for Mr. Garland; $93,038 for Mr. Mitchell; $81,370 for Mr. Herman; $211,718 for Ms. Johnson; and $24,181 for Mr. Roberts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs is expected to receive amounts earned during his or her period of employment unless he or she voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Although normal retirement age under our benefit plans is 65, early retirement provisions allow receipt of benefits at earlier ages if vesting requirements are met. For our incentive compensation programs (VCIP, RSU, Stock Options, and PSP), early retirement is generally defined as termination at or after the age of 55 with five years of service.

As of December 31, 2018, Mr. Garland, Mr. Herman, and Ms. Johnson were retirement-eligible under both our benefit plans and our compensation programs. Therefore, as of December 31, 2018, a voluntary resignation of Mr. Garland, Mr. Herman, or Ms. Johnson, would have been treated as a retirement, and each would have retained all awards earned under the current and earlier programs. As such, awards under these programs are not included in the amounts reflected in the table below. Please see the OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END table for more information. Our compensation programs provide for the following upon retirement:

Cash Payments. Cash payments include VCIP earned during the fiscal year, amounts contributed and vested under our defined contribution plans, and amounts accrued and vested under our pension plans.

Equity. Equity considerations include grants under the PSP for ongoing performance periods in which the executive participated for at least one year, previously granted restricted stock and RSUs, and previously granted stock option awards exercisable through the original term.

2019 PROXY STATEMENT    53

EXECUTIVE COMPENSATION TABLES

The table at the end of this section summarizes the potential additional value of the benefits to be received by each NEO as of December 31, 2018, through the Phillips 66 ESP due to an involuntary termination without cause or through the Phillips 66 CICSP due to a change in control event. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. Executives are not entitled to receive benefits under both the ESP and the CICSP as a result of the same event. These two plans have the following in common:

•	amounts payable under both are offset by any payments or benefits payable under any of our other plans;

•	benefits under both may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company; and,

•

both are Company plans under which awards and payments are subject to clawback provisions and to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Executive Severance Plan

The ESP provides that if an NEO separates due to an involuntary termination without cause, the executive will receive the following benefits, which may vary depending on salary grade level.

Cash Severance Payments. ESP cash severance payments include:

•	a lump sum payment equal to one and one-half or two times the sum of the executive’s base salary and current target annual bonus;

•

a lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional one and one-half or two years of age and service under the pension plan; and

•	a lump sum payment generally equal to the Company contribution for active employees toward the cost of certain welfare benefits for an additional one and one-half or two years.

Accelerated Equity. Layoff treatment under our compensation plans generally allows the executive to retain a prorated portion of grants held less than one year and full grants held for one year or more of Restricted Stock, RSUs, and Stock Options, and maintain eligibility for PSP awards for ongoing periods in which he or she had participated for at least one year.

Change in Control Severance Plan

The CICSP provides that if, within two years of a change in control of the Company, an executive’s employment is terminated by the employer other than for cause, or by the executive for good reason, the executive will receive the following benefits, which may vary depending on salary grade level. CICSP benefits include:

Cash Severance Payments. CICSP cash severance payments include:

•

a lump sum payment equal to two or three times the sum of the executive’s base salary and the higher of the current target annual bonus or the average of the annual bonuses paid for the previous two years;

•

a lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional two or three years of age and service under the pension plan; and,

•	a lump sum payment generally equal to the Company contribution for active employees toward the cost of certain welfare benefits for an additional two or three years.

Accelerated Equity. CICSP benefits include the vesting of all equity awards and lapsing of any restrictions.

54    2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Death or Disability

For completeness, payments that would be payable to each NEO upon separation as a result of disability or to each NEO’s estate as a result of death are likewise provided.

	EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION
	INVOLUNTARY NOT-FOR-CAUSE TERMINATION (NOT CIC) ($)	INVOLUNTARY OR GOOD REASON TERMINATION (CIC) ($)	DEATH ($)	DISABILITY ($)
Greg Garland
Severance Payment	11,473,440	20,390,708	—	—
Accelerated Equity (1)	—	—	—	—
Life Insurance	—	—	3,350,016	—
TOTAL	11,473,440	20,390,708	3,350,016	—
Kevin Mitchell
Severance Payment	3,661,627	5,539,509	—	—
Accelerated Equity (1)	5,094,409	5,166,348	5,166,348	5,166,348
Life Insurance	—	—	1,664,064	—
TOTAL	8,756,036	10,705,857	6,830,412	5,166,348
Robert Herman
Severance Payment	2,908,475	4,995,305	—	—
Accelerated Equity (1)	—	—	—	—
Life Insurance	—	—	1,428,576	—
TOTAL	2,908,475	4,995,305	1,428,576	—
Paula Johnson
Severance Payment	4,441,699	7,491,662	—	—
Accelerated Equity (1)	—	—	—	—
Life Insurance	—	—	1,551,840	—
TOTAL	4,441,699	7,491,662	1,551,840	—
Tim Roberts
Severance Payment	2,855,858	4,648,275	—	—
Accelerated Equity (1)	3,938,994	3,981,745	3,981,745	3,981,745
Life Insurance	—	—	1,428,576	—
TOTAL	6,794,852	8,630,020	5,410,321	3,981,745

(1)

For the PSP, amounts for PSP 2016-2018 are shown based on the cash amount received in February 2019, while amounts for other periods are prorated to reflect the portion of the performance period completed by the end of 2018 and shown at target payout levels. These amounts reflect the closing price of our stock as reported on the NYSE on December 31, 2018 ($86.15).

Restricted Stock and RSU amounts reflect the closing price of our stock as reported on the NYSE on December 31, 2018 ($86.15).

Stock Option amounts reflect the intrinsic value as if the options had been exercised on December 31, 2018, but only for options the NEO would have retained for the specific termination event.

2019 PROXY STATEMENT    55

EXECUTIVE COMPENSATION TABLES

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, of our median employee and the annual total compensation of our CEO.

For 2018, the annual total compensation of our CEO was 98 times that of the median of the annual total compensation of all employees, based on annual total compensation of $19,304,673 for the CEO and $196,407 for the median employee.

This ratio is based on an October 1, 2017 employee population of 14,316, which excluded 412 non-U.S. employees in Germany (270), Singapore (71), Austria (39), Canada (30), and the United Arab Emirates (2). In 2017, the median employee was identified using annual base pay, overtime pay, annual bonus, and target LTI compensation using data as of September 30, 2017. Given that there was no material change to our employee population, the median employee’s compensation programs, or the median employee’s compensation, we are reporting the same employee as first reported in 2018. The annual total compensation for our CEO includes both the amount reported in the “Total” column of the SUMMARY COMPENSATION TABLE of $19,278,335 and the estimated value of our CEO’s health and welfare benefits of $26,338.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

56    2019 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

The primary elements of our non-employee director compensation program are equity compensation and cash compensation, the current levels of which have been in place since January 1, 2016.

OBJECTIVES AND PRINCIPLES

Compensation for non-employee directors is reviewed annually by the Nominating Committee, with the assistance of such third-party consultants as the Nominating Committee deems advisable, and set by action of the Board of Directors. The Board’s goal in designing such compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of payment to meet individual needs while ensuring that a substantial portion of director compensation is linked to the long-term success of the Company. In furtherance of our commitment to be a socially responsible member of the communities in which we participate, the Board believes that it is appropriate to extend the Phillips 66 matching gift program to charitable contributions made by individual directors.

Equity Compensation

In 2018, each non-employee director received a grant of RSUs with an aggregate value of $200,000 on the date of grant. Restrictions on the units issued to a non-employee director will lapse in the event of retirement, disability, death, or a change of control, unless the director has elected to receive the underlying shares after a stated period of time. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change in control). Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional RSUs. When restrictions lapse, directors will receive unrestricted shares of Company stock as settlement of the RSUs.

Cash Compensation

In 2018, each non-employee director received $125,000 in cash compensation for service as a director. Non-employee directors serving in specified committee or leadership positions also received the following additional cash compensation:

	LEAD / CHAIR	MEMBER
Lead Director	$50,000	N/A
Audit and Finance Committee	$25,000	$10,000
Human Resources and Compensation Committee	$25,000	$10,000
All Other Committees	$10,000	N/A

The total annual cash compensation is payable in monthly cash installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in RSUs (such unrestricted stock or RSUs are issued on the last business day of the month valued using the average of the high and low prices of Phillips 66 common stock as reported on the NYSE on such date), or to have the amount credited to the director’s deferred compensation account as described below. The RSUs issued in lieu of cash compensation are subject to the same restrictions as the annual RSUs described above under Equity Compensation.

Deferral of Compensation

Non-employee directors can elect to defer their cash compensation under the Phillips 66 Deferred Compensation Program for non-Employee Directors (the “Director Deferral Plan”). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including Phillips 66 common stock) selected by the director from a list of investment choices available under the Director Deferral Plan.

The future payment of any compensation deferred by non-employee directors of Phillips 66 may be funded in a grantor trust designed for this purpose.

2019 PROXY STATEMENT    57

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors’ Matching Gift Program

All active and retired non-employee directors are eligible to participate in the Directors’ Annual Matching Gift Program. This provides a dollar-for-dollar match of gifts of cash or securities, up to a maximum during any one calendar year of $15,000 per donor for active directors and $7,500 per donor for retired directors, to charities and educational institutions (excluding certain religious, political, fraternal, or collegiate athletic organizations) that are tax-exempt under Section 501(c)(3) of the IRC or meet similar requirements under the applicable law of other countries. Amounts representing these matching contributions are contained in the “All Other Compensation” column of the NON-EMPLOYEE DIRECTOR COMPENSATION TABLE.

Other Compensation

The Board believes that it is important for significant others of directors and executives to attend certain meetings to enhance the collegiality of the Board. The cost of such attendance is treated by the Internal Revenue Service as income and is taxable to the recipient. The Company reimburses directors for the cost of resulting income taxes. Amounts representing this reimbursement are contained in the “All Other Compensation” column of the NON-EMPLOYEE DIRECTOR COMPENSATION TABLE.

Stock Ownership

Each director is expected to own an amount of Company stock equal to at least the aggregate value of the annual equity grants during the director’s first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, Restricted Stock, or RSUs, including deferred stock units, may be counted in satisfying the stock ownership guidelines. All current directors are in compliance, or on track to comply, with the guidelines.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Phillips 66 benchmarks its non-employee director compensation design and pay levels against a group of peer companies. The Company targets the median of this peer group for all elements of non-employee director compensation.

The following table summarizes the compensation for our non-employee directors for 2018 (for compensation paid to our sole employee director, Mr. Garland, please see EXECUTIVE COMPENSATION TABLES).

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
Gary K. Adams	135,000	200,050	—	—	—	5,082	340,132
J. Brian Ferguson	150,000	200,050	—	—	—	1,400	351,450
William R. Loomis, Jr. (4)	51,841	200,050	—	—	—	16,637	268,528
John E. Lowe	145,000	200,050	—	—	—	1,921	346,971
Harold W. McGraw III	135,000	200,050	—	—	—	130	335,180
Denise L. Ramos	135,000	200,050	—	—	—	2,571	337,621
Glenn F. Tilton	191,425	200,050	—	—	—	16,857	408,332
Victoria J. Tschinkel	135,000	200,050	—	—	—	15,967	351,017
Marna C. Whittington	150,000	200,050	—	—	—	54,606	404,656
(1)

Reflects 2018 base cash compensation of $125,000 payable to each non-employee director. In 2018, non-employee directors serving in specified committee positions also received the additional cash compensation described previously. Compensation amounts reflect adjustments related to various changes in committee assignments by Board members throughout the year, if any. Amounts shown include any amounts that were voluntarily deferred to the Director Deferral Plan, received in Phillips 66 common stock, or received in RSUs.

58    2019 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

(2)

Amounts represent the grant date fair market value of RSUs. Under our non-employee director compensation program, non-employee directors received a 2018 grant of RSUs with an aggregate value of $200,000 on the date of grant, based on the average of the high and low prices for Phillips 66 common stock, as reported on the NYSE, on such date. These grants are made in whole shares with fractional share amounts rounded up, resulting in shares with a value of $200,050 being granted on January 16, 2018.

(3)

All Other Compensation consists primarily of certain gifts by directors to charities and educational institutions (excluding certain religious, political, fraternal, or athletic organizations) that are tax-exempt under Section 501(c)(3) of the IRC or meet similar requirements under the applicable law of other countries that we match under our Matching Gifts Program (Mr. Loomis $15,000; Mr. Lowe $1,000; Mr. Tilton $15,000; Ms. Tschinkel $15,000; and Dr. Whittington $15,000). For active directors, the program matches up to $15,000 with regard to each program year. The amounts shown reflect the actual payments made by us in 2018. All Other Compensation also includes any personal flights, automobile transportation expenses, smaller gifts (such as books, ornaments, and jackets) as well as associated tax protection, and tax assistance when we request family members or other guests to accompany a director to a Company function and, as a result, the director is deemed to make personal use of Company assets such as Company aircraft and thereby incurs imputed income.

(4)	Amounts shown represent compensation paid to Mr. Loomis before his retirement from the Board in May 2018.

2019 PROXY STATEMENT    59

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Phillips 66 common stock that may be issued under all existing equity compensation plans as of December 31, 2018:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1,2) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4) (c)
Equity compensation plans approved by security holders	9,461,338	63.11	33,284,692
Equity compensation plans not approved by security holders	—	—	—
Total	9,461,338	63.11	33,284,692
(1)	Includes awards issued under the Omnibus Stock and Performance Incentive Plan of Phillips 66 and awards issued under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

(2)

Includes an aggregate of 4,752,808 Incentive Stock Options and Nonqualified Stock Options issued to employees, 7,192 Restricted Stock Awards granted under historical LTI plans, and 1,902,502 PSUs. The number of securities to be issued includes 2,798,836 RSUs, of which 176,643 were issued to non-employee directors. Some awards held by ConocoPhillips employees at our spin-off were adjusted or substituted with a combination of ConocoPhillips and Phillips 66 equity. Awards representing a total of 13,071,435 shares were issued to ConocoPhillips employees, of which 2,287,585 remain outstanding as of December 31, 2018. The awards issued to ConocoPhillips employees are included in the outstanding awards listed above.

(3)	The weighted-average exercise price reflects the weighted-average price for outstanding Incentive Stock Options and Nonqualified Stock Options only. It does not include stock awards outstanding.

(4)

Total includes forfeited shares under the Omnibus Stock and Performance Incentive Plan of Phillips 66 that are now available for grant under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

60    2019 PROXY STATEMENT

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth information regarding persons who we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such shareholder’s most recent ownership filing with the SEC):

	COMMON STOCK
NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19335	34,907,647	7.57%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	31,606,617	6.90%
(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. The Amendment to Schedule 13G reports sole voting power for 495,352 shares of common stock, shared voting power for 114,711 shares of common stock, sole dispositive power for 34,307,340 shares of common stock and shared dispositive power for 600,307 shares of common stock.

(2)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 6, 2019, by BlackRock, Inc. on behalf of itself, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, National Association, BlackRock Japan Co. Ltd., BlackRock Asset Management Canada Limited, FutureAdvisor, Inc., and BlackRock Asset Management North Asia Limited. The Amendment to Schedule 13G reports sole voting power for 26,018,324 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 31,606,617 shares of common stock and no shared dispositive power for shares of common stock.

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 11, 2019, by each Phillips 66 director, by each NEO and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, RSUs and Deferred Stock Units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 11, 2019.

	NUMBER OF SHARES OR UNITS
NAME OF BENEFICIAL OWNER	TOTAL COMMON STOCK BENEFICIALLY OWNED	RESTRICTED/ DEFERRED STOCK UNITS(1)	OPTIONS EXERCISABLE WITHIN 60 DAYS(2)
Mr. Garland	363,962	298,615	765,900
Mr. Herman	31,173	67,362	67,362
Ms. Johnson	54,426	49,402	122,332
Mr. Mitchell	38,618	28,115	76,366
Mr. Roberts	3,642	19,232	48,032
Mr. Adams	7,056	—	—
Mr. Ferguson(3)	21,734	23,434	—
Mr. Lowe	26,000	23,434	—
Mr. McGraw(4)	873	43,300	—
Ms. Ramos	—	7,309	—
Mr. Tilton	5,900	23,434	—
Ms. Tschinkel(5)	46,043	9,508	—
Dr. Whittington	2,500	23,434	—
Directors and Executive Officers as a Group (15 Persons)	612,925	616,579	1,127,157
(1)	Includes RSUs or Deferred Stock Units that may be voted or sold only upon passage of time.

(2)	Includes beneficial ownership of shares of common stock which may be acquired within 60 days of March 11, 2019, through stock options awarded under compensation plans.

2019 PROXY STATEMENT    61

STOCK OWNERSHIP

(3)	Includes 21,500 shares of common stock owned by an entity managed by Mr. Ferguson and his wife.

(4)

Includes 373 shares held on behalf of the Harold W. McGraw Family Foundation, Inc., of which Mr. McGraw serves on the board, or various trusts for the benefit of various family members of Mr. McGraw and for which trusts Mr. McGraw serves as trustee and has voting and investment power. Mr. McGraw disclaims beneficial ownership of all securities held by the foundation and the trusts.

(5)	Includes 171 shares of common stock owned by the Erika Tschinkel Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Exchange Act requires directors and executive officers of Phillips 66, and persons who own more than 10 percent of a registered class of Phillips 66 equity securities, to file reports of ownership and changes in ownership of Phillips 66 common stock with the SEC and the NYSE, and to furnish Phillips 66 with copies of the forms they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations of our officers and directors, during the year ended December 31, 2018, all Section 16(a) reports applicable to those officers and directors were filed on a timely basis other than the following: (i) one late report on Form 4 for each of Greg C. Garland, Robert A. Herman and Paula A. Johnson to report the withholding of shares by the Company in payment of FICA taxes that became due six months after the date of grant of an annual RSU award in accordance with the terms of the Company’s RSUs; and (ii) the inadvertent omission of a holding on Form 3 of initial ownership for Brian M. Mandell that was later reported on Form 5.

62    2019 PROXY STATEMENT

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING PLASTIC POLLUTION

The following proposal was submitted by As You Sow, on behalf of Mr. Winston Dines, the beneficial owner of 283 shares of Phillips 66 common stock. We will provide the addresses of Mr. Dines and As You Sow to shareholders promptly after receiving an oral or written request. The proposal and supporting statement have been included as submitted and quoted verbatim. Phillips 66 is not responsible for the content of the shareholder proposal or supporting statement.

Whereas plastic pollution is a global environmental crisis. Chevron Phillips Chemical Co., owned jointly by Phillips 66 and Chevron, is one of the world’s top producers of olefins and polyolefins, used in the production of plastics such as polypropylene and polyethylene. As a major petrochemical producer, it operates facilities that produce plastic pellets.

Most plastic products originate from plastic pellets, also known as pre-production pellets, or nurdles, manufactured in polymer production plants. Due to spills and poor handling procedures, billions of such plastic pellets are swept into waterways during production or transport annually and increasingly found on beaches and shorelines, adding to harmful levels of plastic pollution in the environment.

Eight million tons of plastics leaks into oceans annually. Plastics degrade in water to small particles that animals mistake for food; plastic pollution impacts 260 species, causing fatalities from ingestion, entanglement, suffocation, and drowning. Plastic does $13 billion in damage to marine ecosystems annually. If no action is taken, oceans are expected to contain more plastic than fish by 2050. Pellets are similar in size and shape to fish eggs and are often mistaken by marine animals for food. Plastic pellets can absorb toxins such as dioxins from water and transfer them to the marine food web and potentially to human diets, increasing the risk of adverse effects to wildlife and humans.

Nearly 200 nations pledged to eliminate plastic pollution in the world’s oceans at the United Nations Environment Assembly in Nairobi last December. The United Nations Undersecretary-General has called this issue “an ocean Armageddon.” The U.S. Microbead-Free Waters Act of 2015 banned one form of microplastic pollution-microbeads used in cosmetic products. Plastic pellets are estimated to be the second largest direct source of microplastic pollution to the ocean by weight; up to 53 billion pellets may be spilled annually in the United Kingdom alone. A recent study concluded that up to 36 million plastic pellets may be spilled from one major industry production complex in Sweden.

Chevron Phillips Chemical is listed as a member of Operation Clean Sweep, an industry program that encourages use of best practices for pellet management and containment to reduce pellet loss, but this initiative provides no public reporting.

Given the severe biodiversity and economic impacts of plastic pollution described above, there is an urgent need to increase and improve reporting on pellet spills and remediation, as well as discussing accountability for pellet spill remediation in more detail.

BE IT RESOLVED Shareholders request that the Board of Directors of Phillips 66 issue an annual report to shareholders, at reasonable cost and omitting proprietary information, on plastic pollution. The report should disclose trends in the amount of pellets, powder or granules released to the environment by the company annually, and concisely assess the effectiveness of the company’s policies and actions to reduce the volume of the company’s plastic materials contaminating the environment.

Supporting statement: Proponent recommends that the report include discussion of pellet loss prevention, cleanup and containment.

2019 PROXY STATEMENT    63

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING PLASTIC POLLUTION

Board of Directors’ Response

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL.

We understand that plastic pollution is a global environmental issue and believe that the Chemicals industry, among others, should develop policies and practices to address that issue. After a careful review of the proposal, the Board of Phillips 66 has determined that the report suggested by the proponent is unnecessary given the robust sustainability policies and programs that both CPChem and Phillips 66 follow, which include waste management programs.

This proposal relates to Chevron Phillips Chemical LLC (“CPChem”), a Chemicals joint venture equally owned by Phillips 66 and Chevron Corporation. CPChem is not operated by Phillips 66, and Phillips 66 does not unilaterally control CPChem’s business. However, like Phillips 66, CPChem is committed to driving sustainable business practices and believes in transparency. CPChem reports on its sustainability practices on its website.

CPChem drives sustainable practices throughout all its businesses. Reducing plastic waste, including plastics in the ocean, is a key component of CPChem’s sustainability strategy. In addition to internal efforts and initiatives, CPChem works with customers and others to support sustainability goals through the supply chain, including responsible handling of pellets, and to increase the reduction, reuse, recycling and recovery of plastic materials. CPChem also maintains leadership roles in industry associations that are focused on enabling and encouraging the responsible handling of plastic products after their intended use and the reduction of plastic marine debris. CPChem:

•	is a founding member of the World Plastics Council, an organization created to address complex global issues facing the plastics industry, including marine debris;

•

is active in the American Chemistry Council (“ACC”) and Plastics Industry Association, which jointly administer Operation Clean Sweep® (“OCS”), an international program designed to help keep plastic litter materials out of the marine environment. CPChem has adopted OCS practices and controls to help prevent losses of pellet, flake and powder into the environment;

•

has committed to the ACC’s Plastics Division Circular Economy Goals, which include goals for capturing, recycling and recovering plastics as well as participation in OCS Blue, an enhanced effort to prevent accidental releases of plastic raw materials, such as pellets, into the environment. In connection with OCS Blue, CPChem is preparing for third party audits of its pellet spills management systems; and

•

is a founding member of the Alliance to End Plastic Waste (“Alliance”), an organization working to find common solutions to reduce plastic waste and prevent it from entering the environment. Alliance members have committed more than $1 billion, with the goal of investing $1.5 billion over the next five years. The Alliance intends to develop and deploy solutions to minimize and manage plastic waste, including on-the-ground waste management and infrastructure development in the Asia-Pacific region.

Phillips 66 is committed to transparent reporting on sustainability and environmental matters, and information about Phillips 66’s sustainability practices can be found on its website (www.phillips66.com). We appreciate that plastic pollution, especially in the ocean, is a concern, including to stakeholders who invest in us. That is why Phillips 66 supports the actions CPChem is taking to avoid pellet spills, increase plastic recycling, and prevent plastic waste from entering the environment. We believe those actions address the concerns and accomplish the objective of the proposal. For these reasons, we believe the annual reporting requested by the proposal is unnecessary and would consume time and resources that are best spent on executing the programs, processes and systems that are already in place to address the issue of plastic pollution.

Therefore, your Board recommends that you vote AGAINST this proposal.

64    2019 PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Phillips 66 is soliciting proxies to be voted at the 2019 Annual Meeting of Shareholders of Phillips 66.

Who is entitled to vote?

You may vote if you were the record owner of Phillips 66 common stock as of the close of business on March 11, 2019, the record date established by the Board of Directors. Each share of common stock is entitled to one vote. As of March 11, 2019, we had 454,352,328 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many shares must be present to hold the meeting?

In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 11, 2019, must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will also be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

Brokers are allowed to vote shares held for the benefit of their clients even though the brokers have not received voting instructions from the beneficial owner on how to vote the shares only on routine matters. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner.

Without voting instructions, brokers may not vote shares held for the benefit of their clients on non-routine matters. Non-routine matters include the election of directors, proposals relating to executive compensation and proposals to amend certificates of incorporation and certain other corporate governance changes. Shares that are not voted by brokers on non-routine matters are called broker non-votes.

How many votes are needed to approve each of the proposals?

Each of the director nominees requires the affirmative “FOR” vote of the majority of the votes cast.

All other proposals require the affirmative “FOR” vote of a majority of shares present in person or represented by proxy at the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy.

This proxy statement, the accompanying proxy card and the Company’s 2018 Annual Report to Shareholders are being made available to the Company’s shareholders on the Internet at www.proxyvote.com through the notice and access process. The Company’s 2018 Annual Report to Shareholders contains consolidated financial statements and reports of the independent registered public accounting firm, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card).

•	Vote by telephone (instructions are on the proxy card).

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your Phillips 66 stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

2019 PROXY STATEMENT    65

ABOUT THE ANNUAL MEETING

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your Phillips 66 stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through a Phillips 66 employee benefit plan?

If you hold your stock through a Phillips 66 employee benefit plan, you must either:

•	Vote over the Internet (instructions are in the email sent to you or on the notice and access form).

•	Vote by telephone (instructions are on the notice and access form).

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction form for each employee benefit plan in which you hold Phillips 66 stock. Please pay close attention to the deadline for returning your voting instruction form to the plan trustee. The voting deadline for each plan is set forth on the voting instruction form. Please note that different plans may have different deadlines.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to 5:00 p.m., Central Daylight Time, on May 7, 2019.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting, which will void any earlier vote. You can change your vote by:

•	voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Daylight Time, on May 7, 2019;

•	signing another proxy card with a later date and returning it to us prior to the meeting; or

•	voting again at the meeting.

If you hold your Phillips 66 stock in street name, you must contact your broker to obtain information regarding changing your voting instructions.

Who counts the votes?

We hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and appointed Jim Gaughan of Carl T. Hagberg and Associates to act as Inspector of Election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

For shares held in your name, if you do not provide a proxy or vote your shares at the Annual Meeting, those shares will not be voted.

If you hold shares in street name, your broker may vote those shares for routine matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals that are non-routine. This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019.

66    2019 PROXY STATEMENT

ABOUT THE ANNUAL MEETING

How are votes counted?

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you vote to “ABSTAIN” on the election of directors, it is not considered as a vote cast and, therefore, your vote will reduce the number, but not the percentage, of affirmative votes needed to elect the nominees.

For the other proposals, if you vote to “ABSTAIN,” your shares are still considered as present and entitled to vote and, therefore, your abstention has the same effect as a vote “AGAINST.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card; the ratification of Ernst & Young LLP as the independent registered public accounting firm for Phillips 66 for fiscal year 2019; and the approval of the compensation of our Named Executive Officers. Your shares will be voted for an “ANNUAL” frequency of voting for the approval of the compensation for our Named Executive Officers and “AGAINST” the shareholder proposal regarding plastic pollution.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

When will the Company announce the results of the vote?

Within four business days after the Annual Meeting, we will file a Current Report on Form 8-K announcing the results of the vote at the Annual Meeting.

Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of Phillips 66 common stock. Each shareholder is permitted to bring one guest. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to provide for the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Phillips 66 stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN PHILLIPS 66 STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Phillips 66 proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Company’s 2018 Annual Report are being made available to the Company’s shareholders on the Internet at www.proxyvote.com through the notice and access process. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Phillips 66 stock in your name, you can choose this option, and help conserve resources and save the cost of producing and mailing these documents, by checking the box for electronic delivery on your proxy card or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Phillips 66 stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

2019 PROXY STATEMENT    67

ABOUT THE ANNUAL MEETING

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at 800-579-1639, by email at sendmaterial@proxyvote.com, through the Internet at www.proxyvote.com or by writing to Phillips 66, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. You will need your 12-digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

Will my vote be kept confidential?

The Board of Directors has a policy that shareholder proxies, ballots, and tabulations that identify shareholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any shareholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the shareholder vote. The policy also provides that inspectors of election must be independent and cannot be employees of the Company. Occasionally, shareholders provide written comments on their proxy card that may be forwarded to management.

What is the cost of this proxy solicitation?

The Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors, LLC to assist us in soliciting proxies, which it may do by telephone or in person. We anticipate paying Alliance Advisors, LLC a fee of $15,000, plus expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that shareholders living at the same address receive and conserves resources and reduces printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at 800-579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Phillips 66, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Shareholders sharing the same address can request delivery of a single copy of these materials using the same methods described in the preceding sentence. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer shareholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

68    2019 PROXY STATEMENT

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2020 Annual Meeting of Shareholders, our Corporate Secretary must receive the proposal at our principal executive offices by November 30, 2019. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our By-Laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting (other than a proposal submitted under Rule 14a-8). Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, Phillips 66, P.O. Box 421959, Houston, Texas 77242-1959. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2019 Annual Meeting is held on schedule, we must receive notice pertaining to the 2020 Annual Meeting no earlier than January 9, 2020, and no later than February 8, 2020.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting.

•

If we hold a special meeting to elect directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. You can obtain a copy of our By-Laws by writing the Corporate Secretary at the address above, or via our website under the “Corporate Governance” caption.

2019 PROXY STATEMENT    69

AVAILABLE INFORMATION

SEC rules require us to provide an annual report to shareholders who receive this proxy statement. Additional printed copies of the annual report to shareholders, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of the committees of the Board of Directors and our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and the financial statement schedules, are available without charge to shareholders upon written request to Phillips 66, 411 S. Keeler, Bartlesville, Oklahoma, 74003 or via the Internet at www.Phillips66.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

70    2019 PROXY STATEMENT

Appendix A

NON-GAAP FINANCIAL MEASURES

The discussion of our results in this proxy statement includes references to our “adjusted EBITDA”; “run-rate EBITDA”; after-tax ROCE as used in “absolute ROCE” and “relative ROCE”; and “adjusted controllable costs.” These measures are not measures of financial performance under U.S. generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies using the same or similar terminology.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure because it adjusts net income to exclude depreciation and amortization, net interest expense and income taxes, as well as certain items of expense or income that management does not consider representative of our core operating performance. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth below.

YEAR ENDED DECEMBER 31, 2018	MILLIONS OF DOLLARS
Net Income	$5,873
Plus:
Income tax expense	1,572
Net interest expense	459
Depreciation and amortization (D&A)	1,356
EBITDA	9,260
Adjustments:
Impairments by equity affiliates	28
Pending claims and settlements	21
Pension settlement expense	67
U.S. tax reform	(16)
Proportional share of selected equity affiliates income taxes	102
Proportional share of selected equity affiliates net interest	167
Proportional share of selected equity affiliates D&A	912
EBITDA attributable to Phillips 66 noncontrolling interests	(361)
Certain tax impacts	(119)
Adjusted EBITDA	$10,061

Run-rate EBITDA

Run-rate EBITDA is a forecast of future EBITDA to be derived from growth projects completed during 2017 and 2018. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly higher than net income.

2019 PROXY STATEMENT    A-1

Appendix A

NON-GAAP FINANCIAL MEASURES

ROCE

We believe after-tax ROCE is an important metric for evaluating the quality of capital allocation decisions, measuring portfolio value, and measuring the efficiency and profitability of capital investments. After-tax ROCE as used in the assessment of performance for compensation decisions is a ratio, the numerator of which is adjusted earnings plus after-tax interest expense, and the denominator of which is average adjusted total equity plus total debt.

Our calculation of after-tax ROCE as used in the PSP, and its reconciliation to ROCE prepared using GAAP amounts, is set forth below.

		ROCE MILLIONS OF DOLLARS (except as indicated)
	Average 2016-2018		2018	2017	2016
Numerator
Net Income		$	5,873	5,248	1,644
After-tax interest expense			398	285	220
ROCE earnings - GAAP			6,271	5,533	1,864
Adjustments(1)			(45)	(2,837)	(57)
ROCE earnings - as used in PSP			6,226	2,696	1,807
Denominator
Average capital employed(2) - GAAP			37,925	35,700	33,344
In-process capital and other			(1,634)	(2,293)	(3,134)
Average capital employed - as used in PSP		$	36,291	33,407	30,210
ROCE (percent) - as used in PSP	10.4%		17.2%	8.1%	6.0%
ROCE (percent) - GAAP	12.5%		16.5%	15.5%	5.6%

(1)	Primarily related to certain tax impacts, impairments, pending claims and settlements, and pension settlement expense.
(2)	Total equity plus total debt.

Adjusted Controllable Costs

Adjusted controllable costs is a measure of how effectively we manage costs versus internal targets. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions. Adjusted controllable costs is a non-GAAP financial measure because it excludes certain costs that management believes are not directly relevant to compensation decisions. A reconciliation of adjusted controllable costs to the sum of operating expenses and selling, general and administrative expenses, the most directly comparable GAAP measures, is set forth below.

YEAR ENDED DECEMBER 31, 2018	MILLIONS OF DOLLARS
Operating Expenses	$4,880
Selling, General and Administrative Expenses	1,677
Adjustments:
Certain employee benefits	(237)
Foreign currency, price impacts and other	(137)
Adjusted Controllable Costs	$6,183

A-2    2019 PROXY STATEMENT

2331 CITYWEST BLVD. HOUSTON, TX 77042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2019. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Phillips 66 in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2019. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to Phillips 66, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E59420-P18482	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHILLIPS 66
The Board of Directors recommends a vote “FOR” each listed nominee in item #1.
1. To elect four directors to the Board of Directors for a term of office expiring at the 2022 annual meeting of shareholders. The nominees for election are:	For	Against	Abstain	The Board of Directors recommends a vote of “ONE YEAR” in item #4.	1 Year	2 Years	3 Years	Abstain
1a. Greg C. Garland	☐	☐	☐	4. Advisory vote on the frequency of future shareholder advisory votes to approve executive compensation.	☐	☐	☐	☐
1b. Gary K. Adams	☐	☐	☐
1c. John E. Lowe	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” the shareholder proposal in item #5.		For	Against	Abstain
1d. Denise L. Ramos	☐	☐	☐	5. Shareholder proposal requesting an annual report on plastic pollution.		☐	☐	☐
The Board of Directors recommends a vote “FOR” each of items #2 and #3.
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.	☐	☐	☐	In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
3. Advisory vote to approve our executive compensation.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

If you plan to attend the Annual Meeting of Shareholders, you will be asked to verify that you are a shareholder by presenting this admission ticket together with a proper form of identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E59421-P18482

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2019

The shareholder(s) hereby appoint(s) Greg C. Garland and Paula A. Johnson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Phillips 66 that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Central Time, on May 8, 2019, at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas, and any adjournment or postponement thereof.

This proxy card will be voted as specified or, if no choice is specified, will be voted “FOR” the election of the four director nominees named on the reverse side; “FOR” ratification of the appointment of Ernst & Young LLP; “FOR” the advisory vote to approve executive compensation; for “ONE YEAR” on the frequency of future shareholder votes to approve executive compensation; and “AGAINST” the shareholder proposal.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side